UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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South Jersey Industries, Inc.
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SJI

2019 Notice of Annual Meeting of Shareholders and Proxy Statement

One SJI

691.4K
Utility Customers

1.4%
Customer Base Growth in 2018

Corporate Governance and Board Diversity

SJI is governed by a Board of Directors, all of whom with the exception of one member are not SJI employees. Our Board of Directors, elected by the shareholders, is the Company's ultimate decision- making entity, except with respect to matters reserved for shareholder consideration. The current board includes Michael J. Renna (SJI President and CEO), Walter M. Higgins III (Chairman), Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, Sunita Holzer, Joseph M. Rigby, and Frank L. Sims.

The board maintains seven standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee, the Executive Committee, the Governance Committee, the Risk Committee and the Strategy & Finance Committee.

In May 2018, the Executive Women of New Jersey recognized SJI as a member of its *A Seat at the Table Honor Roll* for having three or more women on the company's Board of Directors. In October 2018, the Forum of Executive Women recognized SJI and other companies where women directors comprise at least 25 percent of the Board.

South Jersey Industries

- Regulated
  - SJI Utilities, Inc.
    - Regulated Natural Gas Distribution Company
  - SJI Midstream
    - FERC-Regulated Gas Pipeline/Projects
- Non-Utility
  - South Jersey Energy Solutions
    - SJ Energy Services
      - Energy production assets (solar, CHP and landfill gas to electric)
    - SJ Energy Group
      - Fuel supply management services
      - Wholesale natural gas, and retail natural gas and electric commodity marketing

Customer Composition

1%
Industrial
7%
Commercial
92%
Residential

South Jersey Industries, Inc. 1 South Jersey Plaza Folsom, New Jersey 08037 Tel. (609) 561-9000 Fax (609) 561-7130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	April 26, 2019
TIME:	9:00 a.m., Eastern Time
PLACE:	Hard Rock Hotel & Casino Atlantic City, Brighton Ballroom, 1000 Boardwalk, Atlantic City, New Jersey 08401

To the Shareholders of South Jersey Industries

NOTICE IS HEREBY GIVEN that South Jersey Industries, Inc.’s (“Company” or “SJI”) Annual Meeting of Shareholders will be held at Hard Rock Hotel & Casino Atlantic City, Brighton Ballroom, 1000 Boardwalk, Atlantic City, New Jersey 08401, on April 26, 2019, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect 10 director nominees who are named in the accompanying proxy statement (term expiring 2020)
2.	To hold an advisory vote to approve executive compensation
3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2019
4.	To transact other business that may properly come before the meeting
Voting can be completed in one of four ways:
returning the proxy card by mail	online at www.proxyvote.com
through the telephone at 1-800-690-6903	attending the meeting to vote IN PERSON

The Board of Directors has fixed the close of business on February 25, 2019 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the record date. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Corporate Secretary
Folsom, NJ
March 15, 2019

YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on April 26, 2019. The Proxy Statement, the Proxy Card and the 2018 Annual Report are available at www.sjindustries.com by clicking on Investors > Financial Reporting

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date:	April 26, 2019
Time:	8:15 a.m. - doors will open to the shareholders for continental breakfast
9:00 a.m. - meeting begins
10:00 a.m. - meeting adjourns
Place:	Hard Rock Casino & Hotel Atlantic City, Brighton Ballroom
1000 Boardwalk
Atlantic City, New Jersey 08401
Admission to the meeting:
Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the record date. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket. Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken by South Jersey Industries at the 2019 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2019 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.

Record Date:	February 25, 2019
Agenda:	• Election of 10 directors, each to serve a term of one year
• Approval, on an advisory basis, of executive compensation
• Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019
• Transaction of any other business that may properly come before the meeting
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s recommendation as to how shareholders should vote on each of them.

Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of 10 director candidates nominated by the Board, each to serve a one-year term	FOR
2	Approval, on an advisory basis, of executive compensation	FOR
3	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019	FOR

In addition to these matters, shareholders may be asked to vote on such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

South Jersey Industries, Inc. - 2019 Proxy Statement |	1

Proxy Statement Summary

Votes Required for Approval

The table below summarizes the votes required for approval of each matter to be brought before the annual meeting, as well as the treatment of abstentions and broker non-votes.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Election of directors	Majority of votes cast	No effect	Not taken into account
2	Executive compensation	Majority of votes cast	No effect	Not taken into account
3	Ratification of independent registered public accounting firm	Majority of votes cast	No effect	Not applicable

Director Nominees

The Board is currently comprised of 10 directors: 9 independent directors; and SJI President and Chief Executive Officer. The following table provides summary information about each of the 10 director nominees, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards and SJI Corporate Governance Guidelines. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Positions/Committee Memberships
Sarah M. Barpoulis	54	2012	Owner of Interim Energy Solutions, LLC	Yes	1*, 2, 3, 7
Thomas A. Bracken	71	2004	President, New Jersey Chamber of Commerce	Yes	3, 4*, 5, 7
Keith S. Campbell	64	2000	Chairman of the Board, Mannington Mills, Inc.	Yes	2, 5, 6
Victor A. Fortkiewicz	67	2010	Of Counsel, Cullen and Dykman, LLP	Yes	4, 5*, 6
Sheila Hartnett-Devlin, CFA	60	1999	Retired, Senior Vice President, American Century Investments	Yes	1, 4, 7
Walter M. Higgins III	74	2008	Chairman (non-executive) of South Jersey Industries	Yes	3* As Chairman of the Board, serves as an ex-officio member of all committees
Sunita Holzer	57	2011	Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp.	Yes	2*, 3, 5, 6
Michael J. Renna	51	2014	President and CEO, South Jersey Industries	No	3
Joseph M. Rigby	62	2016	Retired, Chairman, President and CEO, Pepco Holdings, Inc.	Yes	1, 2, 7*
Frank L. Sims	68	2012	Chairman of the Board, Atlanta Pension Fund, Retired, Corporate Vice President and Platform Leader, Cargill, Inc.	Yes	1, 3, 4, 6*

The Board of Directors met 14 times in 2018.	Each Director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served.	It is the Board’s policy that the Independent Directors meet in Executive Session at every in-person meeting of the Board or its Committees.	During 2018, the Independent Directors met twelve times in conjunction with SJI Board meetings.
Topics of these sessions included CEO and Officer Performance and Compensation, Succession Planning, Director Tenure, Retirement Age, Strategy and Discussions of Corporate Governance. Director Higgins, Chairman of the Board, chaired the meetings of the Independent Directors.

Key to Committee Memberships

1	Audit Committee
2	Compensation Committee
3	Executive Committee
4	Governance Committee
5	Corporate Responsibility Committee
6	Risk Committee
7	Strategy & Finance Committee
*	Committee Chairman

2	| South Jersey Industries, Inc. - 2019 Proxy Statement

GENERAL INFORMATION

Information about the Annual Meeting and Voting

This statement is furnished on behalf of SJI’s Board of Directors to solicit proxies for use at its 2019 Annual Meeting of Shareholders. The meeting is scheduled for Friday, April 26, 2019, at 9:00 a.m. at Hard Rock Hotel & Casino, Brighton Ballroom, 1000 Boardwalk, Atlantic City, New Jersey. The approximate date proxy materials will be made available to shareholders is March 15, 2019. Copies of the proxy statement, proxy card and 2018 Annual Report are available on our website at www.sjindustries.com under the heading “Investors”.

Proxy Solicitation

The Company bears the cost of this solicitation, which is primarily made by mail. However, the Corporate Secretary or company employees may solicit proxies by phone, fax, e-mail or in person, but they will not be separately compensated for these services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $15,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and 2018 Annual Report for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 25, 2019 may vote at the meeting. On that date, the Company had 92,333,123 shares of Common Stock outstanding.

Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required meeting’s

A quorum is necessary to conduct the business. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Shareholders elect Directors by a majority vote of all votes cast at the meeting. The other actions proposed herein require the affirmative vote of a majority of the votes cast at the meeting. The vote required to approve any other matter that may be properly brought before the Annual Meeting will be determined in accordance with the New Jersey Business Corporation Act.

Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction about any matter to be acted on, the shares represented by the proxy will be voted according to those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the proxy voting. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, the persons named in the accompanying proxy card intend to vote the proxy according to their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s 2018 Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, the Company will promptly provide separate copies of the 2018 Annual Report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2018 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

South Jersey Industries, Inc. - 2019 Proxy Statement |	3

General Information

Other Matters

Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders that is received by the Company after November 16, 2019 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of the proposal’s submission to the Company. A shareholder of the Company may wish to have a proposal presented at the 2020 Annual Meeting of Shareholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting. In compliance with the Company’s bylaws, notice of any such proposal must be received by the Company between January 27, 2020 and February 26, 2020. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Corporate Secretary at the address previously provided in this section.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2019 Annual Meeting.

4	| South Jersey Industries, Inc. - 2019 Proxy Statement

PROPOSALS TO BE VOTED ON

PROPOSAL 1   DIRECTOR ELECTIONS

At the Annual Meeting, 10 directors are to be elected to the Board of Directors to hold office for a one-year term. The Board nominated the following persons: Sarah M. Barpoulis, Thomas A. Bracken, Keith S. Campbell, Victor A. Fortkiewicz, Sheila Hartnett-Devlin, Walter M. Higgins III, Sunita Holzer, Michael J. Renna, Joseph M. Rigby and Frank L. Sims. We do not anticipate that, if elected, any of the nominees will be unable to serve. If any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card may vote for a substitute nominee selected by the Board of Directors.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgment, diversity and other applicable and relevant skills of each nominee and determined that each nominee possesses skills and characteristics that support the Company’s strategic vision. The Governance Committee determined that the key areas of expertise include: corporate governance; cybersecurity/IT; enterprise leadership; financial (including accounting, finance, and “financial experts” as defined by the SEC); governmental and regulatory; human resources; public/shareholder relations; risk assessment/management; strategy formation/execution; and technical/industry. The Governance Committee concluded that the nominees possess expertise and experience in these areas, and the Board approved the slate of nominees. Based on their expertise and experience, the Governance Committee determined the following directors should be elected for the 2019 - 2020 term:

 Highlights of Director Nominees

Sarah M. Barpoulis	Thomas A. Bracken
Age: 54	Age: 71
Director since: 2012	Director since: 2004
Owner of Interim Energy Solutions, LLC, Potomac, MD	President, New Jersey Chamber of Commerce, Trenton, NJ

Keith S. Campbell	Victor A. Fortkiewicz
Age: 64	Age: 67
Director since: 2000	Director since: 2010
Chairman of the Board, Mannington Mills, Inc., Salem, NJ	Of Counsel, Cullen and Dykman, LLP, New York, NY

Sheila Hartnett-Devlin, CFA	Walter M. Higgins III
Age: 60	Age: 74
Director since: 1999	Director since: 2008
Retired, Senior Vice President, American Century Investments, New York, NY	Chairman, (non-executive) of South Jersey Industries, Folsom, NJ

Sunita Holzer	Michael J. Renna
Age: 57	Age: 51
Director since: 2011	Director since: 2014
Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ	President and CEO, South Jersey Industries, Folsom, NJ

Joseph M. Rigby	Frank L. Sims
Age: 62	Age: 68
Director since: 2016	Director since: 2012
Retired, Chairman, President and CEO of Pepco Holdings, Inc., Washington, D.C.	Chairman of the Board, Atlanta Pension Fund, Atlanta, GA

South Jersey Industries, Inc. - 2019 Proxy Statement |	5

Proposal 1   Director Elections

HIGHLIGHTS OF DIRECTOR NOMINEES

Our Director nominees possess skills and experience aligned to our current and future strategy and business needs. Annual Board evaluations also include an assessment of whether the Board has an appropriate mix of skills, experience and other characteristics.

All Director Nominees Have:

•	A reputation of high integrity	•	A demonstrated knowledge of business strategy and board operations
•	A proven record of success	•	An understanding of corporate governance best practices and processes
•	An ability to exercise sound judgement	•	A commitment to contribute the time necessary to be actively involved in all decision-making activities

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspective

6	| South Jersey Industries, Inc. - 2019 Proxy Statement

Proposal 1   Director Elections

 The Board of Directors recommends a vote “FOR”
each of the following nominees:

Sarah M. Barpoulis

Age: 54 Director since: 2012 Owner of Interim Energy Solutions, LLC, Potomac, MD	Skills and Qualifications:
	•	Director Barpoulis’ areas of expertise include corporate governance, risk assessment/ management, strategy formation/execution and technical/industry.
	•	Director Barpoulis is a financial expert as defined by the SEC
	•	Director Barpoulis is a National Association of Corporate Directors Board Leadership Fellow.
SJI Boards and Committees:
	•	Chairman of the Audit Committee
	•	Compensation Committee
	•	Executive Committee
	•	Strategy & Finance Committee
Since 2003, Ms. Barpoulis has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. Ms. Barpoulis serves on the following boards: Director, SemGroup Corporation; Director, Educare DC; and was previously a director of Reliant Energy, Inc.

Thomas A. Bracken

Age: 71 Director since: 2004 President, New Jersey Chamber of Commerce, Trenton, NJ	Skills and Qualifications:
•
Director Bracken’s areas of expertise and experience include corporate governance, enterprise leadership, enterprise risk management, executive compensation, finance/financial management, and political/governmental relations.

	•	Director Bracken is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Corporate Responsibility Committee
	•	Executive Committee
	•	Chairman of the Governance Committee
	•	Strategy & Finance Committee
Mr. Bracken has served as president of the New Jersey Chamber of Commerce since February 2011; and as president of TriState Capital Bank-New Jersey from January 2008 to February 2011. Currently, Mr. Bracken serves on the following boards: director and chairman, N.J. Alliance for Action Foundation; director, NJ Alliance for Action; director, Public Media NJ; director, Rutgers Cancer Institute of N.J. Foundation; director, Solix, Inc.; member, advisory board, Investors Bancorp; director, NJ Hall of Fame; director, Junior Achievement of NJ.

South Jersey Industries, Inc. - 2019 Proxy Statement |	7

Proposal 1   Director Elections

Keith S. Campbell

Age: 64 Director since: 2000 Chairman of the Board, Mannington Mills, Inc., Salem, NJ	Skills and Qualifications:
	•	Director Campbell’s areas of expertise include corporate governance, enterprise leadership, environmental, executive compensation, human resources and strategy formation/execution.
SJI Boards and Committees:
	•	Compensation Committee
	•	Corporate Responsibility Committee
	•	Risk Committee
Mr. Campbell has served as chairman of the board for Mannington Mills, Inc. since 1995, as director of the Federal Reserve Bank of Philadelphia from 2008 to 2013 and as a director of Skytop Lodge, Inc. from 2000 to 2015.

Victor A. Fortkiewicz

Age: 67 Director since: 2010 Of Counsel, Cullen and Dykman, LLP, New York, NY	Skills and Qualifications:
	•	Director Fortkiewicz’ areas of expertise include corporate governance, enterprise leadership, enterprise risk management, environmental, legal, political/governmental, and the utility/energy industry.
SJI Boards and Committees:
	•	Chairman of the Corporate Responsibility Committee
	•	Governance Committee
	•	Risk Committee
Mr. Fortkiewicz has been Of Counsel, Cullen and Dykman, LLP since October 2011. He served as executive director, New Jersey Board of Public Utilities from 2005 to 2010.

Sheila Hartnett-Devlin, CFA

Age: 60 Director since: 1999 Retired, Senior Vice President, American Century Investments, New York, NY	Skills and Qualifications:
•
Director Hartnett-Devlin’s areas of expertise and experience include corporate governance, enterprise leadership, executive compensation, financial, public/shareholder relations, and risk assessment/management.

	•	Director Hartnett-Devlin is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Governance Committee
	•	Strategy & Finance Committee
	•	Director of South Jersey Energy Company
	•	Executive Committee member, SJI Midstream, LLC; South Jersey Energy Solutions, LLC
Ms. Hartnett-Devlin formerly served as senior vice president, American Century Investments. She is a member of the NY Society of Security Analysts. Ms. Hartnett-Devlin serves as a member of the board of Mannington Mills, Inc. She previously served on the board of the Mercy Investment Program.

8	| South Jersey Industries, Inc. - 2019 Proxy Statement

Proposal 1   Director Elections

Walter M. Higgins III

Age: 74 Director since: 2008 Chairman (non-executive) of South Jersey Industries, Inc., Folsom, NJ	Skills and Qualifications:
	•	Director Higgins’ areas of expertise include corporate governance, enterprise leadership, governmental and regulatory, and technical/industry.
	•	Director Higgins is a financial expert as defined by the SEC.
	•	Director Higgins is a National Association of Corporate Directors Board Leadership Fellow
SJI Boards and Committees:
	•	Chairman of the Board
	•	Chairman of the Executive Committee
	•	Chairman of SJI Utilities, Inc.
	•	Ex-officio member of all committees
Mr. Higgins has served as chairman of the board since April 2015. He served as Chief Executive Officer of Puerto Rico Electric Power Authority (PREPA) from March through July 2018. Mr. Higgins served as Director, President and CEO of Ascendant Group Ltd. from May 2012 to October 2016 as well as President and CEO of Bermuda Electric Light Company Limited from September 2012 until October 2016. He is the retired chairman, president, and CEO of Sierra Pacific Resources (now called NVEnergy). Mr. Higgins serves as a member of the board of AEGIS.

Sunita Holzer

Age: 57 Director since: 2011 Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp., Madison, NJ	Skills and Qualifications:
	•	Director Holzer’s areas of expertise include corporate governance, enterprise leadership, executive compensation, succession planning, human resources, and strategy formation/execution.
SJI Boards and Committees:
	•	Chairman of the Compensation Committee
	•	Corporate Responsibility Committee
	•	Executive Committee
	•	Risk Committee
Ms. Holzer has served as Executive Vice President, Chief Human Resource Officer, Realogy Holdings Corp. since March 2015; served as president, Human Capital Insight, LLC from June 2014 to February 2015; served as executive vice president and chief human resources officer, CSC, from June 2012 to May 2014; and served as executive vice president, chief human resources officer, Chubb Insurance Company from 2003 to June 2012. Ms. Holzer is an advisory board member of Re: Gender.

South Jersey Industries, Inc. - 2019 Proxy Statement |	9

Proposal 1   Director Elections

Michael J. Renna

Age: 51 Director since: 2014 President and CEO, South Jersey Industries, Folsom, NJ	Skills and Qualifications:
	•	Director Renna’s areas of expertise include enterprise leadership, financial, strategy formation/execution, and technical/industry.
SJI Boards and Committees:
	•	Chairman of the Board, Energy & Minerals, Inc.
	•	Chairman of the Board, R&T Group, Inc.
	•	Chairman of the Board, South Jersey Energy Company
	•	Executive Committee Member, South Jersey Energy Solutions, LLC; SJI Midstream, LLC; Marina Energy, LLC; and South Jersey Resources Group, LLC
Mr. Renna has been President and Chief Executive Officer of South Jersey Industries, Inc. since May 1, 2015. He served as President and Chief Operating Officer of South Jersey Industries, Inc. from January 2014 to April 30, 2015; as President of South Jersey Energy Solutions,LLC from April 2011 to April 30, 2015; as President of South Jersey Energy Company from 2004 to April 30, 2015; as President of Marina Energy LLC from April 2011 to April 30, 2015; as President of South Jersey Energy Service Plus, LLC from April 2007 to April 30, 2015; as President of SJESP Plumbing Services, LLC from 2011 to April 30, 2015; as President of South Jersey Resources Group, LLC from 2012 to April 30, 2015; and as member of Executive Committee of Energenic-US, LLC since 2008. Mr. Renna previously served as Senior Vice President of South Jersey Industries, Inc. from January 2013 to January 2014; as Vice President of South Jersey Industries, Inc. from 2004 to 2013; as Chief Operating Officer of South Jersey Energy Solutions, LLC from 2005 to 2011; as Vice President of SJESP Plumbing Services, LLC from 2007 to 2011; as Vice President of South Jersey Resources Group, LLC from 2008 to 2010.

Joseph M. Rigby

Age: 62 Director since: 2016 Retired, Chairman, President and CEO of Pepco Holdings, Inc., Washington, D.C	Skills and Qualifications:
	•	Director Rigby’s areas of expertise include cyber security, enterprise leadership, financial, strategy formation/execution, and technical/industry.
	•	Director Rigby is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Compensation Committee
	•	Chairman of the Strategy & Finance Committee
	•	Director of SJI Utilities, Inc.; South Jersey Gas Company; Elizabethtown Gas Company; and Elkton Gas Company
Mr. Rigby served as the Chairman, President and CEO of Pepco Holdings, Inc. from March 2009 through March 2016. He also served as a Director of Dominion Midstream Partners. Mr. Rigby currently serves as a Director, Dominion Energy, Inc.; Director, Energy Insurance Mutual through May 2018; and Director, Rutgers Board of Governors through June 2018.

10	| South Jersey Industries, Inc. - 2019 Proxy Statement

Proposal 1   Director Elections

Frank L. Sims

Age: 68 Director since: 2012 Chairman of the Board, Atlanta Pension Fund, Atlanta, GA	Skills and Qualifications:
	•	Director Sims’ areas of expertise include corporate governance, enterprise leadership, financial management and risk assessment/management.
	•	Director Sims is a financial expert as defined by the SEC.
SJI Boards and Committees:
	•	Audit Committee
	•	Governance Committee
	•	Executive Committee
	•	Chairman of the Risk Committee
Mr. Sims currently serves as the Chairman of the Board for the Atlanta Pension Fund. He has served as the Corporate Vice President and Platform Leader at Cargill, Inc. from 2002 to 2007. He also served as Interim President for Fisk University from 2015 to 2017. Mr. Sims served as a board member for PolyMet Mining Co. from 2008 through July 2014 and for Piper Jaffray Co. from 2004 to June 2013.

The Board of Directors unanimously recommends a vote “FOR” each of the above nominees.

South Jersey Industries, Inc. - 2019 Proxy Statement |	11

PROPOSAL 2   ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation policies and procedures are designed to attract and retain highly qualified named executive officers while linking Company performance to named executive officer compensation. The Compensation Committee has a strong pay for performance philosophy; and, as a result, the compensation paid to our named executive officers is designed to be aligned with the Company’s performance on both a short-term and a long-term basis. Our recent performance provides evidence that our executive compensation policies and procedures were effective in furthering these objectives. The financial performance in 2018 for SJI corporate results was at maximum, and therefore, the portion of the annual incentive plan payouts tied to SJI results was earned at maximum. After considering overall Company performance, including the Company’s stock price performance, the Committee applied negative discretion to the final total AIP payout for the CEO and all but one of the NEOs. SJI’s recent stock performance has been below our peer group, and our long-term incentive plans for the performance cycle ended fiscal 2017 paid out well below target. Historically, our financial performance in 2015 was below threshold goals, resulting in annual incentive payouts well below target, while our financial performance in fiscal 2016 exceeded target goals, resulting in payouts above target. Further, our long-term incentive plan for the performance cycle ended fiscal 2015 did not pay out, while the performance cycle ended fiscal 2016 paid out well below target.

For 2018, the executive compensation policies and procedures for our named executive officers consisted of three parts: base salary, annual incentive awards and long-term incentive compensation. The annual incentive awards and long-term incentive compensation were again directly linked to the achievement of predefined short-term and long-term performance as follows:

•	Annual incentive awards are paid based on both Company and individual performance, tied to SJI economic earnings, economic earnings of subsidiaries, and individual goals.
•	Long-term incentive compensation granted in 2018 consists of performance-based restricted stock and time-based restricted stock. Performance-based restricted stock is earned based on Company performance over a three-year period, measured by the Company’s total shareholder return versus our peer group and economic earnings growth. The value of all long-term incentive compensation is directly tied to the Company’s stock price performance.

These components of compensation for SJI’s named executive officers provide the proper incentives to align compensation with the Company’s performance while enhancing shareholder value. Specifically, if the Company’s performance results meet or exceed pre-established performance targets, named executive officers have an opportunity to realize significant additional compensation through annual incentive awards and long-term equity awards. In addition, the Company’s stock ownership guidelines require our named executive officers to own shares of Company stock, which aligns with shareholder interests. We believe this pay for performance philosophy is integral to the Company’s performance and will drive shareholder value over the long term.

Please see the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy statement for a more detailed discussion of executive compensation policies and procedures for our named executive officers.

Pursuant to Section 14A(a)(1) of the Exchange Act, SJI is required to provide shareholders with a separate non-binding shareholder vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis”, the compensation tables, and any other narrative disclosure in this Proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation policies and procedures as described in this Proxy statement. Shareholders may also abstain from voting.

Accordingly, shareholders are being asked to approve the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee values the opinions expressed by shareholders and expects to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” the non-binding resolution approving the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

12	| South Jersey Industries, Inc. - 2019 Proxy Statement

PROPOSAL 3   RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, reappointed Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for 2019. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm during 2018. During 2018, the audit services performed for the Company consisted of audits of the Company’s and its subsidiaries’ financial statements and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the reappointment of Deloitte & Touche LLP, as the Independent Registered Public Accounting Firm.

South Jersey Industries, Inc. - 2019 Proxy Statement |	13

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 25, 2019, of: (a) each current director and nominee for director; (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2018 collectively, the “Named Executive Officers” (NEOs); and (c) all of the directors and executive officers as a group.

	Number of Shares of Common Stock (1)		Percent of Class
Sarah M. Barpoulis	24,873	(2)	*
Thomas A. Bracken	61,101	(2)	*
Keith S. Campbell	54,148	(2)	*
Stephen H. Clark	35,405		*
Victor A. Fortkiewicz	33,645	(2)	*
Sheila Hartnett-Devlin	22,458	(2)	*
Cielo Hernandez	0	(3)	*
Walter M. Higgins III	42,520	(2)	*
Sunita Holzer	29,482	(2)	*
Kenneth Lynch	11,664		*
Kathleen A. McEndy	15,021		*
Melissa J. Orsen	0		*
Michael J. Renna	87,595		*
Joseph M. Rigby	11,770	(2)	*
David Robbins, Jr.	34,364		*
Frank L. Sims	82,658	(2)	*
All directors, nominees for director and executive officers as a group (16 persons)	546,704

* Less than 1%.

(1)	Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2)	Includes shares awarded to each director under a Restricted Stock Program for directors.
(3)	Ms. Hernandez was appointed as our Chief Financial Officer on January 14, 2019.

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Security Ownership

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management with those of the Company’s shareholders. Therefore, in 2001, the Board of Directors enacted the stock requirements listed below for officers which were effective through 2014 and were increased effective 2015 as outlined below and on page 38:

•	The CEO stock ownership guideline is 5 times the CEO’s annual base salary.
•	All other executive officers are required to own shares of Company Common Stock with a market value equal to 2 times their annual salary. As of December 31, 2018, all NEOs are in compliance with the ownership guidelines.
•	Other officers are required to own shares of Company Common Stock with a market value equal to their annual base salary;
•	Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

•	Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, or within six years of an increase in the share ownership guidelines, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer for board service. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.
•	A stock holding period was introduced in 2015 that requires all officers of the Company to retain at least 50 percent of vested and/or earned shares, net of taxes, until their new stock ownership guideline has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires the Company’s directors and executive officers to file reports with the SEC relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for the year ended December 31, 2018, except for a late filing by each of Ms. McEndy, Ms. Orsen and

Messrs. Renna, Clark, Robbins and Lynch who inadvertently filed a late Form 4 on March 5, 2019 reporting the grant of Restricted Stock Units that occurred on March 1, 2018; and for a late filing by each of Ms. McEndy and Mr. Robbins who inadvertently filed a later Form 4 on March 5, 2019 reporting the grant of Restricted Stock Units that occurred on June 7, 2018.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 25, 2019, as to each person known to the Company, based on filings with the SEC, who beneficially owns 5 percent or more of the

Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,765,638	14.9%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	9,293,313	10.86%

South Jersey Industries, Inc. - 2019 Proxy Statement |	15

CORPORATE GOVERNANCE

The Board of Directors

Leadership Structure

Effective May 1, 2015, the Board of Directors decided to separate the Chairman and CEO roles, with Mr. Renna assuming the role of President and CEO, and Walter M. Higgins III, becoming the non-executive Chairman of SJI’s Board of Directors.

In the role, Mr. Higgins:

•	Provides leadership to the Board
•	Chairs meetings of the Board of Directors
•	Establishes procedures to govern the Board’s work
•	Ensures the Board’s full discharge of its duties
•	Schedules meetings of the full Board and works with the committee chairmen, CEO and Corporate Secretary for the schedule of meetings for committees
•	Organizes and presents the agenda for regular or special Board meetings based on input from Directors, CEO and Corporate Secretary
•	Ensures proper flow of information to the Board, reviewing adequacy and timing of documentary materials in support of management’s proposals
•	Ensures adequate lead time for effective study and discussion of business under consideration
•	Helps the Board fulfill the goals it sets by assigning specific tasks to members of the Board
•	Identifies guidelines for the conduct of the Directors, and ensures that each Director is making a significant contribution
•	Acts as liaison between the Board and CEO
•	Works with the Governance Committee and CEO, and ensures proper committee structure, including assignments and committee chairmen
•	Sets and monitors the ethical tone of the Board of Directors
•	Manages conflicts which may arise with respect to the Board
•	Monitors how the Board functions and works together effectively
•	Carries out other duties as requested by the CEO and Board as a whole, depending on need and circumstances
•	Serves as a resource to the CEO, Corporate Secretary and other Board members on corporate governance procedure and policies

Independence of Directors

The Board adopted Corporate Governance Guidelines that require the Board to be composed of a majority of Directors who are “Independent Directors” as defined by the rules of the New York Stock Exchange. No Director will be considered “Independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company. When making “Independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

For 2018, the Board determined that Directors Barpoulis, Bracken, Campbell, Fortkiewicz, Hartnett-Devlin, Higgins, Holzer, Rigby, and Sims, constituting all of the non-employee Directors, meet the New York Stock Exchange standards and our own standards noted above for independence and are, therefore, considered to be Independent Directors. Accordingly, all but one of the Company’s Directors was considered to be “Independent.” Mr. Renna is not considered independent by virtue of his employment with the Company.

Certain Relationships

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from Company subsidiaries. Commencing January 2004, as a result of winning a competitive bid, another Company subsidiary operates a cogeneration facility that provides electricity to Mannington Mills, Inc. Mr. Fortkiewicz is Of Counsel at Cullen and Dykman, LLP which provides legal representation to SJI subsidiary, Elizabethtown Gas Company. This is an arm’s length long standing relationship that existed prior to our acquisition of Elizabethtown Gas Company in July 2018. Mr. Fortkiewicz is not a partner, officer or employee of Cullen and Dykman LLP and he does not provide legal services on any matters relating to Elizabethtown Gas Company.

Codes of Conduct

The Company has adopted codes of conduct for all employees, Officers and Directors, which include the codes of ethics for our principal executive officer and principal financial officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company established a hotline and website for employees to anonymously report suspected violations.

Copies of the codes of ethics are available on the Company’s website at www.sjindustries.com under Investors > Corporate Governance. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

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Corporate Governance

Communication with Directors

You may communicate with the Chairman of the Board and chairmen of the Audit, Compensation, Corporate Responsibility Governance, Risk and Strategy & Finance Committees by sending an e-mail to chairmanoftheboard@sjindustries.com, auditchair@sjindustries.com, compchair@sjindustries.com, govchair@sjindustries.com, corpresp@sjindustries.com, StratandFinChair@sjindustries.com or riskchair@sjindustries.com respectively, or you may communicate with our outside

Independent Directors as a group by sending an e-mail to sjidirectors@sjindustries.com. The Charters and scope of responsibility for each of the Company’s committees are located on the Company’s website at www.sjindustries.com. You may also address any correspondence to the Chairman of the Board, chairmen of the committees or to the Independent Directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037

Corporate Governance Materials

Shareholders can see the Company’s Corporate Governance Guidelines and Profile, Charters of the Audit Committee, Compensation Committee, Corporate Responsibility Committee, Executive Committee, Governance Committee, Risk Committee, and Strategy & Finance Committee, and Codes of Ethics on the Company’s website at www.sjindustries.com under Investors >

Corporate Governance. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Board Evaluation Process

The Governance Committee is responsible for implementing the Board Evaluation Process on an annual basis. The Governance Committee engages an independent, third-party facilitator and uses surveys and interviews to ensure robust feedback that can be used to enhance Board processes. The goal of the process is to gather input regarding Board composition and processes, and compliance with corporate governance best practices. Covered areas include essential aspects of Board leadership and effectiveness, contribution of individual directors, overall group dynamics, and whether the experience and skillsets of the members are well aligned with SJI’s current and future strategic needs. In 2018, the process included the evaluation of the Board and its committees. In addition to the Directors, the Executive Officers participated in the process. The Governance Committee is responsible for implementing the recommendations generated from the evaluation results.

Meetings of the Board of Directors and its Committees

The Board of Directors met 14 times in 2018.	Each Director attended 75 percent or more of the total number of Board meetings and the Board committee meetings on which he or she served.	It is the Board’s policy that the Independent Directors meet in Executive Session at every in-person meeting of the Board or its Committees.	During 2018, the Independent Directors met twelve times at SJI Board meetings.
Topics of these sessions included CEO and Officer Performance and Compensation, Succession Planning, Director Tenure, Retirement Age, Strategy and Discussions of Corporate Governance. Director Higgins, Chairman of the Board, chaired the meetings of the Independent Directors.

Audit Committee

The Board’s Audit Committee, which met eight times during 2018, was comprised of five “Independent” Directors: Sarah M. Barpoulis, Chairman Sheila Hartnett-Devlin; Joseph M. Rigby; and Frank L. Sims. Walter M. Higgins III is an ex-officio member of the Committee. The Board determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. The Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules and regulations. The Audit Committee: (1) annually engages and evaluates an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4)

considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company. The Audit Committee members meet in Executive Session with Internal Audit and the independent accounting firm at each in-person meeting.

The Audit Committee is also responsible for reviewing the Company’s major financial risk exposures and the steps Management has taken to monitor and control these exposures and reviewing the guidelines and policies that govern the process by which risk assessment and management is undertaken by the Board and Management.

The Audit Committee established policies and procedures for engaging the independent registered public accounting firm to provide audit and permitted non-audit services.

The Committee Charter is available on our website at www.sjindustries.com, under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

South Jersey Industries, Inc. - 2019 Proxy Statement |	17

Corporate Governance

Compensation Committee

The Board’s Compensation Committee, which met seven times during 2018, was comprised of five “Independent” Directors in 2018: Sunita Holzer, Chairman; Sarah M. Barpoulis; Keith S. Campbell; and Joseph M. Rigby. Walter M. Higgins III is an ex-officio member of the Committee. Each member of the Compensation Committee met the enhanced independence standards under NYSE rules for committee membership. The Compensation Committee carries out the responsibilities delegated by the Board relating to the review and determination of executive compensation as well as the structure and performance of significant, long-term employee defined benefits and defined contribution plans.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an Officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s

Executive Officers served on a compensation committee or as a Director for any other publicly traded company.

Corporate Responsibility Committee

The Board’s Corporate Responsibility Committee, which met four times during 2018, was comprised of five “Independent” Directors: Victor A. Fortkiewicz, Chairman; Thomas A. Bracken; Keith S. Campbell; and Sunita Holzer. Walter M. Higgins III is an ex-officio member of the Committee. The Committee provides oversight, monitoring and guidance of matters related to safety, corporate and social citizenship, public and legal policy, work force initiatives, corporate culture, environmental stewardship and compliance, political and regulatory activities, sustainability, employee work life, and economic and social vitality in the communities and markets in which the Company operates.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2018 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

At each Corporate Responsibility Committee meeting, management presents an update of the Company’s Environmental, Social and

Governance (ESG) activities. The Company has an internal ESG management Committee that reports to the Board Corporate Responsibility Committee at least quarterly. The ESG Committee, established in 2018, is responsible for the development and implementation of the Company’s key ESG, sustainability and social responsibility strategies, initiatives and policies. This includes oversight of SJI’s commitment to safety, environmental, health, human rights, employee relations, governance and community support strategies. The Committee assists the Board in its oversight, monitoring and guidance of SJI’s key environmental, sustainability, and corporate and social citizenship areas. Annually, the Board approves the ESG Committee members which include management from key areas of the Company such as human resources, procurement, communications, safety, and environment.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Board’s Governance Committee, which met seven times during 2018, was comprised of five “Independent” Directors: Thomas A. Bracken, Chairman; Victor A. Fortkiewicz; Sheila Hartnett-Devlin; and Frank L. Sims. Walter M. Higgins III is an ex-officio member of the Committee. Each Committee member satisfies the New York Stock Exchange’s independence requirements. Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for Director, including those recommended by shareholders; (2) reviews the qualifications of candidates for Director (to review minimum qualifications for Director candidates, please see the Company’s Corporate Guidelines available on our website at www.sjindustries.com under the heading “Investors”. These guidelines include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the Board’s needs when an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current Board make-up and the Company’s strategic forecast. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the Board’s needs. The diversity assessment includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing, to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a Director.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Executive Committee

The Board’s Executive Committee is comprised of the Chairman of the Board, the CEO and the Chairs of the Audit, Compensation, Governance and Risk Committees. The current members are: Walter M. Higgins III, Chairman; Michael J. Renna; Sarah M.

Barpoulis; Thomas A. Bracken; Sunita Holzer; and Frank L. Sims. The Executive Committee acts as directed by or on behalf of the Board of Directors during intervals between the meetings of the Board of Directors in the event a quorum of the Board is not

18	| South Jersey Industries, Inc. - 2019 Proxy Statement

Corporate Governance

available and, if at the discretion of the Chairman of the Board, immediate action is needed. The Committee also: reviews and investigates other matters as directed by the Board of Directors; reviews and recommends to the Board the organizational structure of the Company; reviews and recommends to the Board the Officers of the Company and its direct subsidiaries; reviews and recommends to the Board the composition and leadership of the Management Risk and Trust committees; monitors and/or implements the review or investigation of matters related to or involving the Company’s Officers; and takes action on such matters delegated to the Committee by the Board.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Risk Committee

The Risk Committee met four times in 2018. The committee was comprised of five “Independent” directors: Frank L. Sims, Chairman; Keith S. Campbell; Victor A. Fortkiewicz; and Sunita Holzer. Walter M. Higgins III is an ex-officio member of the Committee. The purpose of the Risk Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with regard to the risks inherent in the business of SJI and the control processes with respect to such risks.

The Risk Committee monitors major strategic risks and the potential impact on the execution of the Company’s strategic plans, and oversees and reviews the Company’s risk assessment process, and risk management strategy and programs. The committee also analyzes the guidelines and policies that management uses to assess and manage exposure to risk and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee presents its findings to the full Board, which is charged with approving the Company’s risk appetite.

At each Risk Committee meeting, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Board Risk Committee at least quarterly. The SJI Risk Management Committee

(RMC), established 1998, is responsible for overseeing the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and business operations.

The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Risk Committee reflecting risk management activity.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the RMC members. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Strategy & Finance Committee

The Strategy & Finance Committee met seven times in 2018.The committee was comprised of five “Independent” directors: Joseph M. Rigby, Chairman; Sarah M. Barpoulis; Thomas A. Bracken; and Sheila Hartnett-Devlin. Walter M. Higgins III is an ex-officio member of the Committee. The purpose of the Strategy & Finance Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s strategic, financial and financing plans.

The Strategy & Finance Committee provides input and support to Management in the development of the Company’s long-term strategic, operating, capital and financing plans.

The Committee’s Charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

South Jersey Industries, Inc. - 2019 Proxy Statement |	19

Corporate Governance

Risk Allocation

The Board has allocated its risk oversight duties as follows:

Risk Areas		Board Responsibility
Corporate:
•	Strategic and Financing	Strategy & Finance Committee
•	Enterprise Wide Risk Management	Risk Committee
•	Major Financial Risk Exposures	Audit Committee
Operational:		Risk Committee
•	Regulatory/Legislative
•	Supplier
•	Operations
•	Information Technology
•	Cybersecurity
•	Capital Allocation/Requirements	Strategy & Finance Committee
•	Markets/Competition	Risk Committee & Strategy & Finance Committee
Financial:		Audit Committee
•	Guidelines and Policies for Risk Assessment and Management
•	Major Financial Risk
•	Financial Reporting
•	Financial Disclosure
•	Financial Controls
•	Accounting/Taxes
Corporate Responsibility:		Corporate Responsibility Committee
•	Legal
•	Ethical
•	Corporate and Social Citizenship
•	Environmental
•	Safety
•	Sustainability
Compensation		Compensation Committee
•	Compensation Program
•	Retirement Plans

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Corporate Governance

Audit Committee Report

The Board’s Audit Committee comprises five directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members, including the Chairman of the Board of Directors, as an ex-officio member. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its Charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Management is responsible for preparing the Company’s financial statements and for assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm, Deloitte & Touche LLP is responsible for examining those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with Deloitte and Touche, with and without management, the quality of the financial statements, clarity of the related disclosures, effectiveness of internal control over financial reporting and other items required under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees. Additionally, the Audit Committee received and reviewed the written disclosures and letter from Deloitte & Touche LLP regarding its independence from the Corporation required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has also discussed with Deloitte & Touche LLP matters affecting its independence from the Corporation.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Audit Committee
Sarah M. Barpoulis, Chairman
Walter M. Higgins III, Ex-Officio Member
Sheila Hartnett-Devlin
Joseph M. Rigby
Frank L. Sims

South Jersey Industries, Inc. - 2019 Proxy Statement |	21

Corporate Governance

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2018 and 2017are as follows:

FY 2018		FY 2017
Audit Fees (a)	$3,713,000	Audit Fees (a)	$2,270,100
Audit-Related Fees (b)	—	Audit-Related Fees (b)	—
Tax Fees (c)	525,415	Tax Fees (c)	242,000
All Other Fees	—	All Other Fees	—
Total	$4,238,415	Total	$2,512,100
(a)	Fees for audit services billed or expected to be billed relating to fiscal 2018 and 2017 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(b)	SJI did not incur any fees for audit-related services during fiscal 2018 and 2017.
(c)	Fees for tax services provided during fiscal 2018 and 2017 consisted of tax compliance and compliance-related research. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

22	| South Jersey Industries, Inc. - 2019 Proxy Statement

Corporate Governance

2018 Director Compensation Program

Cash—Annual Retainer for Board and Committee Service	$65,000
Restricted Stock—awarded in January(1)	$95,000
Independent Subsidiary Chairman Retainer(2)	$8,000
Non-Executive Chairman—stock and cash retainer(3)	$80,000
Annual Committee Chair Fees(4):
Audit	$15,000
Compensation	$12,500
Corp. Resp.	$7,500
Governance	$8,750
Risk	$7,500
Strategy & Finance	$7,500
Annual Committee Member Fees(4)
Audit	$15,000
Compensation	$10,000
Corp. Resp.	$5,000
Governance	$7,500
Risk	$5,000
Strategy & Finance	$7,500
Meeting Fees
Each Audit Committee Meeting in Excess of ten per year	$1,500
Each Other Standing Committee in Excess of six per year	$1,500
(1)	The value of the shares is based on the daily average share price for the period July 1 through December 31 of the prior year.
(2)	The annual retainer for the Independent Subsidiary Chairman is payable monthly.
(3)	The Non-Executive Chairman retainer is comprised of 50% stock and 50% cash and is payable monthly.
(4)	Committee Chair fees and Committee Member Fees are payable monthly.

Directors are reimbursed for their travel expenses, upon request. In addition to the above compensation program, Directors who joined the Board before April 2011 are eligible for group life insurance.

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Corporate Governance

Independent Director Compensation for Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Sarah M. Barpoulis	115,500	95,000	—	—	—	108	210,608
Thomas A. Bracken	96,750	95,000	—	—	—	378	192,128
Keith S. Campbell	86,500	95,000	—	—	—	378	181,878
Victor A. Fortkiewicz	91,500	95,000	—	—	—	378	186,878
Sheila Hartnett-Devlin	96,500	95,000	—	—	—	378	191,878
Walter M. Higgins III	130,000	135,000	—	—	—	378	265,378
Sunita Holzer	99,000	95,000	—	—	—	108	194,108
Joseph M. Rigby	108,000	95,000	—	—	—	108	203,108
Frank L. Sims	101,500	95,000	—	—	—	108	196,608
(1)	Per the 2018 Director Compensation Program, except for Director Higgins, the independent directors were granted 2,804 restricted stock valued at $94,999.52 using the daily closing prices for the last two quarters of 2017. Director Higgins, as Chairman of the Board, was granted 3,984 restricted stock valued at $134,977.92. The above chart reflects the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation - Stock Compensation, which requires that the grant be measured at the grant date fair value.
(2)	Represents payments made by SJI for group life insurance and accident protection insurance.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the Governance Committee’s or other independent Board committee’s prior consent, in cases in which it is inappropriate for the Governance Committee to review the transaction due to a conflict of interest.

In approving or rejecting the proposed transaction, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

24	| South Jersey Industries, Inc. - 2019 Proxy Statement

EXECUTIVE OFFICERS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management. Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2018.

COMPENSATION COMMITTEE

Sunita Holzer, Chair
Walter M. Higgins III, Ex Officio Member
Sarah M. Barpoulis
Keith S. Campbell
Joseph M. Rigby

Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) explains the executive compensation program for the following executive officers, who are referred to as the “Named Executive Officers” (“NEOs”):

•	Michael J. Renna – President and Chief Executive Officer
•	Stephen H. Clark – Former Executive Vice President, SJI and President and Chief Operating Officer of South Jersey Energy Solutions and SJI Midstream and former Chief Financial Officer
•	David Robbins Jr. – Senior Vice President and President of SJI Utilities
•	Kathleen A. McEndy – Senior Vice President and Chief Administrative Officer
•	Kenneth A. Lynch – Senior Vice President and Chief Accounting and Risk Officer and former Principal Financial Officer
•	Melissa J. Orsen – Senior Vice President and General Counsel

Mr. Clark, Executive Vice President, SJI was named President and Chief Operating Officer of South Jersey Energy Solutions and SJI Midstream and resigned his role as Chief Financial Officer effective August 17, 2018. Mr. Lynch assumed the responsibilities of the principal financial officer from August 17, 2018 to January 14, 2019. Cielo Hernandez was hired as Senior Vice President and Chief Financial Officer effective January 14, 2019. Due to applicable SEC reporting rules, Ms. Hernandez is not classified as a NEO for the 2018 fiscal year. Mr. Clark accepted the Early Retirement Incentive Program (“ERIP”) offered by the Company and retired effective February 28, 2019. Further details are provided under “Change in Control Agreements and Other Potential Post-Employment Payment.”

Executive Summary

Fiscal 2018 Business Highlights

Key business and operational highlights for 2018 are as follows:

Growing regulated focus.
In July 2018, SJI acquired the assets of Elizabethtown Gas and Elkton Gas from a subsidiary of Southern Company Gas, furthering the company’s commitment to growing earnings from regulated assets and investments. As a result of the acquisition, SJI‘s total utility customer base increased to more than 691,000 customers across New Jersey and Maryland.

Infrastructure Modernization.
The current phase of the South Jersey Gas Storm Hardening and Reliability program was approved in May and authorizes investment of $100.3 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Investment also continued under the second phase of our South Jersey Gas Accelerated Infrastructure Replacement Program (AIRP), which authorized the investment of $302.5 million from 2016-2021 for infrastructure replacement and upgrades. Additionally, in October, Elizabethtown Gas filed a proposal for a five-year, $518.0 million Infrastructure Investment Program with the New Jersey Board of Public Utilities.

Business Transformation Initiatives.
 In June 2018, SJI entered into an agreement to sell its portfolio of solar energy projects, and in November 2018, the company completed the sale of its retail gas assets. SJI also brought three new fuel supply management contracts on-line in 2018, further reflecting the refined strategic focus and business transformation efforts that will support long term growth from high-quality, repeatable earnings.

Growth from Core Non-Regulated Operations.
Our wholesale natural gas business, South Jersey Resources Group, benefited from extreme cold weather in early January and an overall colder-than-average winter, delivering record Economic Earnings of $35.0 million, compared to $15.8 million in 2017. Additionally, after bringing three new fuel supply management contracts on-line during 2018, this business ended the year with nine contracts being served and an additional two contracts executed and pending service.

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Compensation Discussion & Analysis

Progress Towards Our Goals:

SJI continues to focus on driving shareholder value through investments in expanding and modernizing our utility infrastructure. In collaboration with our regulators, we remain focused on delivering safe, reliable, affordable natural gas service to our customers. The company has also prioritized investments in long-term contracted energy infrastructure that will help make the region more affordable for families and competitive for businesses. Additionally, we continue to leverage our industry expertise to provide essential services to utilities, power generators and industrial customers through wholesale marketing, fuel management and consulting services.

2018 Performance.

•	SJI GAAP income from continuing operations totaled $17.9 million in 2018 compared with a loss of $3.4 million in 2017.
•	SJI Economic Earnings totaled $116.2 million in 2018*, compared with $98.1 million in 2017. Strong performance by our utilities, as well as in our asset optimization and fuel supply management business drove strong results, helping to offset the impacts associated with the acquisitions of Elizabethtown Gas and Elkton Gas that were completed in 2018.
•	Economic Earnings Per Share totaled $1.38 in 2018* compared with $1.23 in the prior year.
•	2018 Return on Equity was 8.52%
•	SJI Utilities, the business segment formed to house our three utilities, contributed $88.8 million to Economic Earnings, a 22% increase from utility operations in the prior year. South Jersey Gas contributed $82.9 million to earnings through infrastructure investments and customer growth. Newly acquired utilities Elizabethtown Gas and Elkton Gas contributed $5.8 million and $0.7 million, respectively.
•	Our commodity marketing and fuel management businesses within South Jersey Energy Group, contributed $42.6 million to Economic Earnings in 2018, double 2017 performance. Consistent with our strategy, in 2018 we brought three fuel management contracts on-line, and ended the year with 10 operating contracts. We also divested our retail gas business during the fourth quarter due to extremely thin margins available in the retail market.

•	Our energy production business, housed within South Jersey Energy Services, produced a 2018 Economic Earnings loss of $0.6 million as compared to a loss of $2.7 million for the prior year. Results reflected the agreement to sell our existing solar portfolio, which was partially offset by our development of a solar project that we sold to a third party.
•	SJI Midstream, contributed $3.1 million to Economic Earnings in 2018, a 32.6% decrease from 2017. The reduction in 2018 stemmed from the benefits of Allowance for Funds During Construction (“AFUDC”) associated with our investment. These benefits were lower than prior year as a result of the modified Penn East capital structure that resulted from a FERC order in 2018.

*Annex A includes a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data). Income from continuing operations and earnings per share from continuing operations are the most directly comparable measures reported under accounting principles generally accepted in the United States (“GAAP”).

Fiscal 2018 Compensation Highlights and Key Decisions

Consistent with prior years, the Compensation Committee (the “Committee”) made compensation decisions for the NEOs based on SJI’s executive compensation principles, as described further in a following section. The Committee uses the peer group 50th percentile as a reference point when assessing NEO target compensation levels but does not target a specific percentile.

Based on the Committee’s review of the executive compensation program in late 2017, we determined that for FYE 2017, NEO target total pay positioning vs. market varied by individual from below the 25th percentile to slightly above market median. Overall, compensation decisions made for fiscal 2018 brought target total pay positioning for our CEO slightly above the 25th percentile of our peers, while target total pay positioning for our other NEOs varied by individual from 25th percentile to slightly above median of our peers. Ms. Orsen joined the Company in 2018, and her 2018 target total pay positioning was significantly below the 25th percentile.

The executive compensation program for fiscal 2018 was consistent with the 2017 program other than a few minor changes, given that the program continues to align with the Company’s short-term and long-term business objectives. Changes were intended to comply with new tax laws and help improve the alignment of company performance with executive pay. The Committee made the following changes to the program design for fiscal 2018:

•	Changed the performance metric for the Annual Incentive Plan from core earnings to economic earnings, as these measures were identical for the 2018 fiscal year.
•	Removed the performance condition on the time-based restricted stock unit awards, which had been intended to satisfy the conditions for tax-deductibility under Section 162(m) of the Code, as a result of the changes to Section 162(m) under the Tax Cuts and Jobs Act.

The compensation program for the NEOs during fiscal 2018 consisted of the following pay elements:

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Compensation Discussion & Analysis

NEO Target Total Compensation

Factoring in market positioning as one input, in addition to consideration of other relevant factors such as an individual’s performance and potential, the breadth, scope and complexity of the role, internal equity and succession planning and retention objectives, the Committee approved compensation increases for

Mr. Renna and all other NEOs except Ms. Orsen who joined the Company in 2018, as further described below. For further details on NEO target compensation in 2018, refer to the section in this CD&A entitled “Detailed Discussion and Analysis.”

CEO Compensation Decisions and Target Compensation

At the beginning of 2018, Mr. Renna, in his role as President and Chief Executive Officer, received an increase in his base salary from $700,000 to $750,000 and an annual LTI increase as a percentage of salary from 200% to 225% effective January 1, 2018. For FYE 2017, Mr. Renna’s compensation was below the 25th percentile of the peers. These changes were intended to enhance the alignment of his pay with performance, and increase his alignment with stockholder interests, as well as recognize his individual performance and relative target total pay positioning vs. market. These increases brought his 2018 target total pay positioning slightly above the 25th percentile of our peers.

All Other NEOs Compensation Decisions and Target Compensation

The Committee approved compensation increases for all other NEOs except Ms. Orsen who joined the Company in 2018 in the way of salary adjustments. Mr. Clark, Ms. McEndy, and Mr. Lynch received salary increases of approximately 3%, with these changes intended to recognize each NEO’s individual performance in his or her role. Mr. Robbins received a larger salary increase of 13.2%, which was intended to bring his target total compensation closer to the peer median and reflect additional responsibilities.

Total Compensation Mix

While the Committee has not set a specific formula for the mix of pay elements, the Committee is oriented around placing greater weighting on at-risk compensation elements over fixed pay for all the NEOs.

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Compensation Discussion & Analysis

Pay for Performance

Actual compensation received in Fiscal 2018 reflects the Company’s performance:

•	The portion of the AIP for Fiscal 2018 based on SJI economic earnings was earned at 150% of target due to achieving maximum performance.
•	In the cases of all NEOs except for Ms. Orsen, the Committee applied negative discretion to their total AIP payout after considering overall Company performance in 2018, including the Company’s stock price performance.

•	PBRSU awards for the performance period ended fiscal 2018 paid out 69.3% of target.

Compensation Practices

The Company and the Compensation Committee regularly monitor best practices and emerging trends in executive compensation and determine what enhancements should be made to strengthen the compensation program. Below is a list of the compensation practices that are (or, where noteworthy, are not) incorporated into the current executive compensation program, which are aligned with stockholders’ interests.

Things We Do		Things We Don’t Do
✔	Majority of LTI awards are performance-based	✘	Excise tax gross ups
✔	Multiple financial and stock-based metrics in incentive plans	✘	Repricing or exchange of equity awards without shareholder approval
✔	Use of absolute and relative performance measurement in incentive plans	✘	Employment agreements
✔	Caps on incentive awards	✘	Permit hedging or pledging of Company stock
✔	Change-in-control “double-trigger” for equity award vesting and severance benefits	✘	No tax gross ups for perquisites
✔	Clawback policy applying to all incentive awards
✔	Limited number of perquisites
✔	Independent compensation consultant

Shareholder Say-on-Pay Vote and Company Response

At the Company’s Annual Meeting of Shareholders held in May 2018, shareholders were presented with a vote to approve, on an advisory basis, the compensation paid to the NEOs as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement relating to that meeting (referred to as a “say-on-pay” proposal). Ninety-eight percent of the votes cast on the say-on-pay proposal voted in favor of the proposal, which was the same as in

2017, indicating continued strong shareholder support of the executive compensation program. Consistent with the Company’s commitment to stockholders’ interests and SJI’s pay-for-performance approach, the Compensation Committee continued to examine the compensation program and make changes where warranted.

Detailed Discussion & Analysis

Executive Compensation Principles

The Company’s executive compensation program applies to all Company Officers, including NEOs and is designed to aid in achieving the Company’s strategic plan while increasing shareholder value. Executive compensation program decisions were made based on the following principles:

•	Directly and measurably link the executive compensation program to business and individual performance with a substantial portion of the compensation designed to create incentives for superior performance and meaningful consequences for below target performance and no payout below threshold performance;
•	Set total compensation to be competitive with peer companies to attract, retain and motivate high performing business leaders;
•	Align the interests of NEOs with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance;
•	Balance short-term and long-term financial and strategic objectives and reward NEOs for the businesses for which they are responsible and for overall Company performance, as appropriate;
•	Use independent compensation consultants who report directly to the Committee; and
•	Use the peer group 50th percentile as a reference point when assessing compensation levels.

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Compensation Discussion & Analysis

2018 Compensation Components

The Company’s executive compensation structure consists of base salary, AIP and LTI. The AIP is directly linked to achieving predefined short-term and long-term performance goals, and LTI is directly linked to achieving predefined long-term performance goals and/or stock price performance. Descriptions of each component of the compensation program for the NEOs are set forth below:

Pay Element	Description	Rationale
Salary	Fixed cash opportunity.	Provides compensation for role, level of responsibility and experience. Forms basis for other pay elements.
Annual Incentive Plan (“AIP”)
Annual cash compensation with variable payout based on achievement of pre-determined corporate/business unit economic earnings goals and individual balanced scorecard objectives (other strategic non-earnings goals) for the fiscal year
Drives and incents annual performance across key financial and individual performance measures.
Long-Term Incentives (“LTI”)
LTI is granted 70% in performance-based restricted stock units (“PBRSUs”), based on 3-year Total Shareholder Return (“TSR”) vs. peers and 3-year economic earnings growth, and 30% in time-based restricted stock units (“TBRSUs”).

PBRSU portion of awards, representing significant majority of total LTI opportunity requires achievement of threshold level of performance for any payout. Drives long-term financial performance, shareholder value and executive retention.

Benefits and Perquisites
Health and welfare benefits provided consistent with those generally provided to all employees. In addition, NEOs are also eligible for certain additional retirement and insurance-related benefits and limited perquisites (i.e., company automobile and executive physicals). See Other Benefits and Perquisites section for more detail.
Supports attraction and retention objectives and helps ensure the overall competitiveness of the compensation program vs. the market.

Pursuant to SEC regulations, the Summary Compensation Table on page 40 shows total compensation for our NEOs, including the change in pension value and nonqualified compensation earnings. The number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column for 2017 is reflective of his entering the SERP upon turning 50 in 2017. As a result, this number reflects the accumulation of his SERP benefit earned based on all his service from his original hire date (20 years). For 2018 and going forward, the number shown in the Change in

Pension Value and Nonqualified Compensation Earnings Column each year will reflect only one year of service. We believe that Mr. Renna’s year-over-year change in pension value is not representative of the compensation he received in 2017. Therefore, we included a separate column in the Summary Compensation Table that reflects total compensation minus the change in pension value and nonqualified compensation earnings for Mr. Renna and the other NEOs, as we believe this number is more representative of actual compensation.

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Compensation Discussion & Analysis

Specific 2018 pay decisions for each pay element were as follows:

Base Salary

The Compensation Committee determines base salaries for the NEOs each year taking into account multiple factors including, but not limited to individual’s performance and potential, breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, as well as market positioning. The Committee also considers the analyses provided by our independent compensation consultants who reaffirmed that for FYE 2017, target total pay positioning was slightly below the 25th percentile of the peer group for our CEO and varied from below the 25th percentile to slightly above market median for our other NEOs.

At the beginning of 2018, the Compensation Committee approved a salary increase for Mr. Renna of 7.1% effective January 1, 2018 intended to recognize him for his individual performance in his role as President and CEO, as well as his relative target total pay positioning vs. market. The Committee also approved salary increases for Mr. Clark, Ms. McEndy, and

Mr. Lynch of approximately 3% intended to recognize each NEO’s individual performance in his or her role, as well as a larger salary increase of 13.2% for Mr. Robbins, which was intended to bring his target total compensation closer to median and reflect additional responsibilities. The approved salary increases were effective on January 1, 2018.

In the case of NEOs other than the CEO, the Committee also took into consideration the recommendations of the CEO. Following the salary increases, as well as an increase to the CEO’s LTI opportunity, as described in a following section, the CEO’s target total pay positioning was slightly above the 25th percentile of the peers. The other NEOs’ target total pay positioning varied by individual from 25th percentile to slightly above median, except for Ms. Orsen who joined the Company in 2018 and whose 2018 target total pay positioning was significantly below 25th percentile.

Named Executive Officer	Annual Base Salary at FYE 2017 $Value	Annual Base Salary Effective 1/1/2018 $Value	Percent Increase From 2017
Michael J. Renna	700,000	750,000	7.1%
Stephen H. Clark	410,000	422,300	3.0%
David Robbins Jr.	340,000	385,000	13.2%
Kathleen A. McEndy	360,000	371,000	3.1%
Kenneth A. Lynch	300,000	309,000	3.0%
Melissa J. Orsen	NA	290,000	NA

Annual Incentive Plan

Each NEO had a pre-established AIP opportunity for 2018. The Committee determines target AIP opportunities each year taking into account multiple factors including, but not limited to individual’s performance and potential, breadth, scope and complexity of the role, internal equity, succession planning and retention objectives, as well as market positioning. For 2018, the Committee did not make any changes to the NEOs’ target AIP opportunities except as reflected by salary increases. Actual AIP awards can range from 0 to 150 percent of each NEO’s target AIP opportunity based on the achievement of the performance metrics discussed below. The 2018 target AIP award opportunity for each Named Executive is set forth below:

Target AIP Awards for the NEOs

	2017 Target AIP Awards		2018 Target AIP Awards
Named Executive Officer	% of Salary	$ Value	% of Salary	$ Value
Michael J. Renna	100%	700,000	100%	750,000
Stephen H. Clark	70%	287,000	70%	295,610
David Robbins Jr.	70%	238,000	70%	269,500
Kathleen A. McEndy	60%	216,000	60%	222,600
Kenneth A. Lynch	60%	180,000	60%	185,400
Melissa J. Orsen	NA	NA	60%	174,000

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Compensation Discussion & Analysis

The AIP drives and rewards short-term performance. The performance metrics used for the NEOs for 2018 were based on various metrics, including SJI economic earnings, South Jersey Gas (“SJG”) economic earnings, South Jersey Energy Solutions (“SJES”) economic earnings and individual balanced scorecard objectives (other strategic non-earnings goals by individual). For 2018, the financial performance metric for the AIP was changed from core earnings to economic earnings, as core earnings (defined as economic earnings less investment tax credits and adjusted for non-operational events) will be equivalent to economic earnings starting in 2018. Performance and resulting payouts for each metric were assessed independently. Specific metrics and weightings vary by individual based on role and responsibility. Specifically, the NEOs’ weightings were determined based on the areas of the business for which each NEO is responsible, as set forth below:

	Economic Earnings
Named Executive Officer	SJI	South Jersey Gas (“SJG”)	South Jersey Energy Solutions (“SJES”)	Balanced Scorecard
Michael J. Renna	75%			25%
Stephen H. Clark*	42%		8%	50%
David Robbins Jr.	25%	25%		50%
Kathleen A. McEndy	50%			50%
Kenneth A. Lynch	50%			50%
Melissa J. Orsen	50%			50%
*	Mr. Clark’s 2018 AIP award was prorated based on his transition from CFO to President and COO of South Jersey Energy Solutions and SJI Midstream in August 2018.

2018 Economic Earnings Pay/Performance Scales and Actual Results

The annual incentive goals and payout scales are set at the beginning of the fiscal year, based on expected levels of performance for that coming year. No payment is made to our Named Executive Officers for the economic earnings component of the annual incentive plan unless threshold performance is met. For 2018, economic earnings goals were set excluding the projected impact of the Elizabethtown/Elkton acquisitions. The threshold economic earnings performance level for SJI and SJG in 2018 was set above actual economic earnings in 2017. Therefore, economic earnings performance significantly above prior year actual performance was required for any payout for our SJI and SJG economic earnings components. The threshold economic earnings performance level for SJES in 2018 was set just below actual SJES economic earnings in 2017. For 2018, the calculation of financial results at the end of the performance period excluded both the dilutive and accretive impact of the Elizabethtown/Elkton acquisitions.

We used $126.0 million as SJI economic earnings when determining 2018 AIP payouts against the SJI economic earnings goals. This differs from the SJI economic earnings of $116.2 million reported to investors due to adjustments made to exclude the impact of the Elizabethtown/Elkton acquisitions.

For SJI economic earnings, the goals and payout scales, and actual results for 2018 were as follows. Actual performance and the payouts are determined based on straight line interpolation between the levels set forth below:

	SJI Economic Earnings Pay/Performance Scale
Performance Level	SJI Economic Earnings $ Value ($M)	Payout as a % of Target
Maximum	≥ 126.0	150%
Target	120.5	100%
Threshold	110.0	50%
Below Threshold	<110.0	0%
Actual Performance	126.0	150%

SJI economic earnings of $126.0 million reflects adjustments to exclude both the dilutive and accretive impact of the Elizabethtown/Elkton acquisitions.

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Compensation Discussion & Analysis

For SJG economic earnings, the goals and payout scales, and actual results for 2018 were as follows. Actual performance and the payouts are determined based on a step function between the levels set forth below:

	SJG Economic Earnings Pay/Performance Scale
Performance Level	SJG Economic Earnings $ Value ($M)	Payout as a % of Target
Maximum	≥89.4	150%
Target	86.4	100%
Threshold	82.4	50%
Below Threshold	<82.4	0%
Actual Performance	82.9	61%

For SJES economic earnings, the goals and payout scales, and actual results for 2018 were as follows. Actual performance and the payouts are interpolated based on a step function between the levels set forth below:

	SJES Economic Earnings Pay/Performance Scale
Performance Level	SJES Economic Earnings $ Value ($M)	Payout as a % of Target
Maximum	≥33.7	150%
Target	24.1	100%
Threshold	18.0	50%
Below Threshold	<18.0	0%
Actual Performance	41.9	150%

2018 Balanced Scorecard Summary Objectives

In addition to the financial performance components used to determine the AIP awards described above, awards to NEOs are based on individual balanced scorecard performance. An individual balanced scorecard (“BSC”) is a strategic performance management tool that has four quadrants that may be used to measure financial and non-financial goals. The BSC measures may include strategic, customer, internal process and learning and growth.

The CEO’s performance highlights for the year included the following: Achieved a culture of safety and exceptional customer service, executed business transformation to ensure an organization committed to operational efficiency and continuous improvement, continued to execute the long-term strategy, achieved strategic growth milestones, and expanded talent and leadership development efforts.

Fiscal 2018 performance highlights for the other NEOs included the following: Provided leadership for Elizabethtown Gas and Elkton Gas acquisition and oversaw seamless transition, successfully implemented divestiture activities, delivered timely regulatory approvals on key regulatory initiatives, managed capitalization and liquidity in support of strategic goals, optimized and implemented improvements for customer experience, furthered the commitment to safety and achieved 2018 safety goals, improved the monitoring and reporting of emerging and strategic risks and aligned talent with business transformation initiatives.

BSC objectives are predefined at or close to the beginning of the calendar year in which they are to be performed. The objectives are tied to applicable business plans or policies for the applicable year. The Compensation Committee approves the objectives for the CEO at the beginning of the year and assesses his performance at the close of the calendar year based on a review of his performance in comparison to his specific goals. The BSC for the other NEOs is determined based on the CEO’s review of each entity’s business initiatives and individual performance assessments that are then ratified by the Compensation Committee. The Compensation Committee approves the BSC achievement and payout for each NEO.

Payment for achieving balanced scorecard objectives range from 0% at below threshold, 50% at threshold, 100% at target to 150% at maximum. Payment for achieving results between these levels is interpolated.

The level of performance achieved for each BSC objective is dependent upon the terms of the objective itself, relative to each NEO’s performance. For 2018, our NEOs’ BSC payouts reflect each NEO’s performance versus their individual BSC objectives as described above, as well as our Company’s overall achievements over the year versus our strategic initiatives. Based on the performance level achieved, our CEO earned a formulaic payout of 125% on the individual BSC portion of the AIP (weighted 25% of his total AIP payout). Individual BSC formulaic payouts for our other NEOs, weighted 50% of their total AIP payouts, were as follows: 150% for Mr. Robbins, Ms. McEndy, and Ms. Orsen, 125% for Mr. Clark, and 110% for Mr. Lynch.

In the cases of all NEOs except for Ms. Orsen, the Committee applied negative discretion to their total AIP payout after considering overall Company performance in 2018 (independent of the achievement of economic earnings goals and BSC objectives), including the Company’s stock price performance. In the case of Ms. Orsen, the Committee maintained the formulaic outcome of her total AIP payout in recognition of her increased scope of responsibility and her exceptional individual performance and contributions in 2018.

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Compensation Discussion & Analysis

The 2018 AIP target opportunity, the initial formulaic payout, reflecting actual economic earnings and individual BSC results, and the actual final payout following the application of Committee discretion are set forth below for each NEO:

	Initial Formulaic Payout				Final Payout
Named Executive Officer	Target AIP Opportunity ($)	Economic Earnings Weighted % Payout	BSC Objectives Weighted % Payout	Initial Formulaic Total Payout as a % of Target	Final Total Payout as a % of Target	Total AIP Award Received for 2018 Performance ($)
Michael J. Renna	750,000	150%	125%	143.75%	125%	937,500
Stephen H. Clark	295,610	150%	125%	137.5%	125%	369,513
David Robbins Jr.	269,500	105.5%	150%	127.75%	125%	336,875
Kathleen A. McEndy	222,600	150%	150%	150%	135%	300,510
Kenneth A. Lynch	185,400	150%	110%	130%	125%	231,750
Melissa J. Orsen	174,000	150%	150%	150%	150%	261,000

Long-Term Incentives

Awards Granted in 2018

For 2018, the standard LTI component of the executive compensation program for NEOs consists of 70% performance-based restricted stock units (“PBRSUs”) and 30% time-based restricted stock units (“TBRSUs”). In previous years, TBRSU grants were subject to a performance condition intended to satisfy the conditions for tax-deductibility under Section 162(m) of the Code. This performance condition was removed for the 2018 awards as a result of the changes to Section 162(m) under the Tax Cuts and Jobs Act. Mr. Robbins and Ms. McEndy also received one-time recognition awards to recognize them for additional responsibilities during the year.

Fiscal 2018 Standard LTI Award Opportunities

The Compensation Committee considered the data provided by the independent compensation consultants, which reaffirmed the Compensation Committee’s understanding that, for FYE 2017, total compensation for the CEO was below the 25th percentile of market. In particular, his LTI target opportunity was also below 25th percentile for 2017. At the beginning of 2018, the Committee approved an increase to Mr. Renna’s standard LTI target opportunity for 2018 as set forth below, which was intended to enhance the alignment of his pay with performance and increase his alignment with shareholder interests, as well as recognize his relatively low market pay position.

	2017 Standard Target LTI		2018 Standard Target LTI
Named Executive Officer	% of Salary	$ Value	% of Salary	$ Value
Michael J. Renna	200%	1,400,000	225%	1,687,500
Stephen H. Clark	100%	410,000	100%	422,300
David Robbins Jr.	100%	340,000	100%	385,000
Kathleen A. McEndy	85%	306,000	85%	315,350
Kenneth A. Lynch	85%	255,000	85%	262,650
Melissa J. Orsen	NA	NA	85%	246,500

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Compensation Discussion & Analysis

The standard target LTI opportunity consists of 70% PBRSU grants (with 50% based on 3-year relative total shareholder return (“TSR”) and 50% based on 3-year economic earnings growth) and 30% TBRSU grants as set forth below.

Details with respect to the number of shares, stock prices on the date of grant and grant date values for the NEOs’ 2018 LTI grants are provided in the “Grants of Plan-Based Awards and Outstanding Equity Awards” tables.

2018 PBRSU Award

PBRSU awards are earned based on the following performance measures:

•	50% based on the Company’s 3-year TSR vs. peer group performance
•	50% based on 3-year compound annual economic earnings growth

TSR directly ties to shareholder return and economic earnings growth is a financial measure that links awards to longer-term operating performance and financial goals. The relative TSR goals are set at levels consistent with market practice for similar relative TSR based long-term performance awards and reflect rigorous performance hurdles.

The economic earnings goals are set at levels that require long-term growth for any payouts to be received for these components. For the 2018 awards, the economic earnings goals included projected earnings from the Elizabethtown/Elkton acquisitions. When calculating financial results at the end of the performance period, SJI will include both the dilutive and accretive impact of the acquisitions.

The PBRSU goals and payout scales are set at the beginning of the three-year performance period. The Committee has developed a schedule to determine the actual amount of the LTI awards earned, evaluated for each measure separately, as shown below. Specific performance and the resulting payout will be interpolated between the levels indicated below. PBRSUs can be earned from 50% of target shares granted if threshold performance is met and up to 200% of target shares granted if maximum performance is met. No shares are earned for performance below threshold performance level and any performance over the maximum will result in a 200% payout.

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Compensation Discussion & Analysis

Provided below are the pay-and-performance scales for the 2018 PBRSU awards:

	TSR vs. SJI Peers
Performance Level	SJI’s 3-Year TSR Percentile Positioning vs. Peers	Payout as a % of Target
Maximum	≥99th	200%
Stretch	80th	150%
Target	50th	100%
Threshold	35th	50%
Below Threshold	<35th	0%
	Compound Annual Economic Earnings Growth
Performance Level	SJI’s 3-Year Compound Annual Economic Earnings Growth	Payout as a % of Target
Maximum	≥15%	200%
Stretch	12%	150%
Target	9%	100%
Threshold	3%	50%
Below Threshold	<3%	0%

2018 TBRSU Award

TBRSU grants made in 2018 vest in three equal installments in March 2019, January 2020 and January 2021. The Committee elected to continue granting TBRSUs in 2018 to promote retention and align the interests of executives with stockholders. In previous years, TBRSU grants were subject to a performance condition intended to satisfy the conditions for tax-deductibility under Section 162(m) of the Code. This performance condition was removed for the 2018 awards as a result of the changes to Section 162(m) under the Tax Cuts and Jobs Act.

One-Time Recognition Awards

Due to the acquisition of Elizabethtown Gas and Elkton Gas, the departure of SJI’s General Counsel and Corporate Secretary, and the Company’s business transformation efforts, certain NEOs took on additional responsibilities during 2018 without promotion, grade change, or an increase in salary. The Committee approved special one-time LTI awards to these NEOs in order to recognize them for these additional responsibilities. Specifically, Mr. Robbins and Ms. McEndy each received a grant of 1,532 shares of time-based restricted stock units on June 7, 2018, with a target grant value of $50,000. The awards vest in three equal installments on the grant date and the first two anniversaries of the grant date.

Fiscal 2016 LTI Grant Payout

The LTI goals and payout scales are set prior to the applicable three-year performance cycle. Specifically, for the LTI performance cycle ended in fiscal 2018, goals were set prior to the beginning of fiscal 2016 and were based 50% on three-year TSR vs. the peer group and 50% on 3-year compound annual economic earnings.

The LTI goals were set at appropriate levels that fully supported the pay-for-performance philosophy. In addition, the relative goals are designed to be consistent with typical market practices among companies also setting LTI goals relative to peers.

For relative TSR, the goals and payout scales, and actual results for 2018 were as follows:

Performance Level	SJI Relative TSR Percentile Positioning vs. Peers	Payout as a % of Target
Maximum	≥99th	200%
Stretch	80th	150%
Target	50th	100%
Threshold	35th	50%
Below Threshold	<35th	0%
Actual Performance – Relative TSR	40.3th	67.7%

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Compensation Discussion & Analysis

For economic earnings growth, the goals and payout scales, and actual results for 2018 were as follows:

Performance Level	SJI Economic Earnings CAGR	Payout as a % of Target
Maximum	≥15.0%	200%
Target	9.0%	100%
Threshold	3.0%	50%
Below Threshold	<3.0%	0%
Actual Performance – Economic Earnings CAGR	5.5%	70.8%

For the three-year performance cycle ended December 31,2018 (Fiscal 2016 PBRSU award), the total weighted payout based on the performance above is 69.3% of target. The NEOs received payouts of the Fiscal 2016 PBRSUs as set forth below. Actual payouts shown below do not include accrued dividends on vested shares. Ms. Orsen was not with the Company in 2016 and did not receive a 2016 PBRSU award.

Named Executive Officer	2016 PBRSUs: Number of Shares Granted at Target	2016 PBRSUs: Number of Shares: Actual Payout
Michael J. Renna	30,610	21,213
Stephen H. Clark	9,740	6,750
David Robbins Jr.	8,036	5,569
Kathleen A. McEndy	8,348	5,785
Kenneth A. Lynch	6,830	4,733

Benefits and Perquisites

Each of the NEOs is eligible for other employee benefit plans generally available to all employees (e.g., qualified pension plan, deferred compensation plan, major medical and health insurance,

disability insurance, 401(k) Plan) on the same terms as all other employees. In addition to those benefits, NEOs are eligible for the following benefits:

Non-Qualified Supplemental Retirement Plan (the “SERP”)

•	Employees who became officers prior to April 30, 2016 are also covered by a supplemental retirement plan (the “SERP”) upon attaining age 50. Compensation under the SERP is considered as base salary plus annual incentives. See Pension Benefits Table section for further detail. In 2016, the plan was closed to new participants.

Non-Qualified Defined Contribution Retirement Plan (the “DCRP”)

•	Beginning May 1, 2016, newly appointed Officers may participate in the DCRP. Each year, officers in the DCRP may receive an “Employer Credit” which is a company contribution that is a percentage of annual cash compensation ranging from 8%-12% of annual cash compensation (base salary and AIP payout) based on the age of the NEO. For 2018, the pre-set annual performance metric hurdle for the annual Employer Credit was removed as a result of the changes to Section 162(m) under the Tax Cuts and Jobs Act. DCRP account balances are not vested until age 50. Plan participants that terminate (voluntarily or involuntarily) prior to age 50 forfeit their entire account balance.

Supplemental Saving Plan Contributions

•	The Internal Revenue Code limits the contributions that may be made by, or on behalf of, an individual under defined contribution plans such as the Company’s 401(k) Plan. NEOs are reimbursed the amount of Company contributions that may not be made because of this limitation. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Disability Insurance

•	NEOs are eligible for short-term disability benefits equal to 100% of the NEO’s base salary for a certain period of time depending on years of service. Long-term disability (LTD) begins upon the expiration of temporary disability benefits and is generally paid at a rate of 60% of the NEO’s base salary up to a monthly maximum benefit of $10,000. Due to limitations in the group LTD benefits, in 2017, a supplemental LTD plan was implemented to cover up to 60% of salary and cash bonus up to a monthly maximum benefit of $25,000.

Group Life Insurance

•	NEOs are provided with both group life insurance and 24- Hour Accident Protection coverage. The insurance premiums for these benefits are paid by the Company and the NEO is responsible for resultant federal, state or local income taxes. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

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Compensation Discussion & Analysis

Supplemental Survivor’s Benefit

•	Upon the death of any NEO while employed by the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the NEOs’ death. The surviving beneficiary will receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary for 10-15 service years; nine months base salary for 15-25 service years; and 12 months base salary for 25+ service years. Such payment is offset by proceeds from the NEOs’ retirement plans in the year of death.

Other Benefits and Perquisites

•	NEOs are provided an automobile to be used for business and at the NEO’s discretion, for commuting and other non-business purposes. Each NEO is responsible for any federal and/or state income taxes that result from non-business usage.
•	The Company provides NEOs with an annual physical examination at the Company’s expense.

Approach for Developing the Executive Compensation Program

Role of the Compensation Committee

SJI’s executive compensation program is administered by the Committee. The Committee members meet the New York Stock Exchange’s independence standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationships between the director and the Company or any of its subsidiaries. In accordance with its charter, the Committee sets the principles and strategies that guide the design of the employee compensation and benefit programs for the NEOs.

The Committee annually evaluates the CEO’s performance. Taking performance into consideration, along with recommendations from the compensation consultant (discussed below), the Committee then establishes and approves and recommends to the Board for approval compensation levels for the CEO, including annual base salary and AIP and long-term stock incentive awards. The Committee also reviews recommendations from the CEO regarding the CEO’s evaluation of, and pay recommendations for, the other NEOs. The Committee evaluates and approves the recommendations, as appropriate. All performance goals for the NEOs’ AIP awards are established at the beginning of each year for use in the performance evaluation process. The Committee reviews direct compensation (base salary, AIP and long-term incentives) annually. The Committee meets regularly in executive sessions without members of management present to evaluate the executive compensation program and reports regularly to the Board of Directors on its actions and recommendations.

The Committee reviews indirect compensation (non-qualified retirement plan and other benefits and change in control agreements) on a 3-year cycle, or more frequently, if warranted, based on market conditions and the recommendation of the independent compensation and benefits consultant.

Role of Independent Consultants

To assist the Committee in its evaluation of the executive compensation program for 2018, the Committee retained an independent compensation consultant, ClearBridge Compensation Group, LLC (“ClearBridge”). ClearBridge’s role as independent advisor to the Committee includes:

•	Providing research, analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees
•	Reviewing management recommendations to ensure alignment with business and compensation objectives
•	Keeping the Committee apprised of regulatory developments and market trends related to executive compensation practices
•	Attending Committee meetings to provide information and recommendations regarding the executive compensation program while being available to participate in executive sessions and communicate with the Committee between meetings, as appropriate

During 2018, in connection with its review of SJI’s executive benefit programs, the Committee also retained an independent benefits consultant, Pinnacle Financial Group (“Pinnacle”). Pinnacle examined all components of the executive benefits program and provided an analysis of how the benefits compare with peers and the broad market.

The Committee reviewed its engagement with ClearBridge and Pinnacle and believes there are no conflicts of interest between these firms and the Committee. In reaching this conclusion, the Committee considered the factors regarding compensation advisor independence set forth in applicable SEC and NYSE rules.

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Compensation Discussion & Analysis

Role of the Compensation Peer Group

Along with reviewing the executive compensation program, the Committee reviews and determines the appropriate peer group companies for benchmarking purposes. Consistent with the goal of providing competitive compensation, the executive compensation programs are compared to those programs in place at identified peer companies. For 2018, the Committee, in consultation with its independent consultant, ClearBridge, selected a peer group that was comprised of 13 similarly sized gas and other utility companies with comparable revenue and market capitalization. The peer group consists of the following companies:

Avista Corp.	Black Hills Corporation	National Fuel Gas Co.
New Jersey Resources Corp.	Northwest Natural Gas Co.	NorthWestern Corp.
ONE Gas, Inc.	PNM Resources, Inc.	Portland General Electric Co.
Southwest Gas Corp.	Spire, Inc.	Vectren Corp.
WGL Holdings, Inc.

This peer group was consistent with the peer group used in 2017, with the following exceptions: National Fuel Gas, Inc., PNM Resources, Inc., and Portland General Electric Co. were added given their size and business relevance, Piedmont Natural Gas Co. was removed following its acquisition by Duke Energy, and Questar Corp. was removed following its acquisition by Dominion Resources. For fiscal 2019, the peer group was further revised to add Atmos Energy Corp. given its size and business relevance.

The Company used the above peer group for purposes of benchmarking salary, AIP, LTI, and total direct compensation (“TDC”). The Committee relied on the peer group for all formal benchmarking. The Committee believes that the peer group data and industry compensation studies give the Committee an independent and accurate view of the market “value” of each position on a comparative basis. While the Company does not target any particular percentile at which to align pay, the Committee uses the peer group 50th percentile (median) as a reference point when assessing compensation levels. The purpose of referencing the 50th percentile is to inform the Company of the relevant competitive market when making pay decisions and enable the Company to attract and retain qualified executives while at the same time protecting shareholder interests. Although the 50th percentile is used as a reference point, actual levels of pay depend on a variety of factors such as experience and individual and Company performance.

Severance/Change in Control Agreements

SJI has not entered into separate employment agreements with any employee, including any of the NEOs. Instead, the Company has an Officer Severance Plan to provide certain benefits to Company Officers, including the NEOs, upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control. The Company has also adopted separate Change in Control (“CIC”) agreements which provide the Company’s executive officers, including the NEOs, with certain severance benefits upon a qualifying termination following a change in control. Further details regarding the severance and change in control benefits are provided under the “Change in Control Agreements and Other Potential Post-Employment Payments” section.

Equity award agreements provide for “double trigger” vesting upon a change in control. Further, under the 2015 Omnibus Equity Compensation Plan, in the event of a termination by the Company without Cause, or if the employee terminates employment for Good Reason, in either case within 12 months following a change in control, outstanding awards will become fully vested as of the date of such termination. However, if the vesting of any such award is based on performance, the applicable Award Agreement specifies how the award will become vested. See the “Change in Control Agreements and Other Potential Post-Employment Payments” section for further details.

Stock Ownership Guidelines and Holding Requirements

The Company has stock ownership guidelines in place for NEOs to reinforce alignment with shareholders.

CEO stock ownership guideline is 5 times the CEO’s annual base salary. All other NEOs are required to own shares of Company common stock with a market value equal to a minimum of 2 times their annual base salary. NEOs have six years to achieve their ownership guidelines. As of December 31, 2018, all NEOs are in compliance with the ownership guidelines.

Additionally, a stock holding period was introduced in 2015 that requires all of the NEOs to retain at least 50 percent of vested and/ or earned shares, net of taxes, until their new stock ownership guideline has been met.

Clawback Policy

The Company has a clawback policy that applies to all annual incentive awards and long-term equity awards held by officers including our NEOs. The policy allows for the recoupment of incentive compensation in the event of a material negative financial restatement due to fraud, negligence, or intentional misconduct. For 2019, the policy was amended to also allow for recoupment of incentives in the event of a material violation of the Company’s Code of Ethics or any other material Company policy.

Anti-Hedging and Anti-Pledging Policies

The Company has anti-hedging and anti-pledging policies that prohibit the Officers from engaging in any hedging or monetization transactions with respect to the Company’s securities.

Other Compensation-Related Matters

Accounting for Share-Based Compensation

Share-based compensation including restricted stock, restricted stock units and performance share awards are accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation – Stock Compensation.

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Compensation Discussion & Analysis

Impact of Tax Treatment on Compensation

Section 162(m) of the Internal Revenue Code limits the deduction allowable for compensation paid to certain NEOs over $1 million. The Tax Cuts and Jobs Act, enacted in December 2017, eliminated the 162(m) exemption for qualified performance-based compensation for tax years beginning in 2018, unless such compensation qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. While the Company generally attempts to preserve the federal income tax deductibility of compensation paid, to the extent consistent with its business goals, the Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and reserves the right to pay the Company’s employees, including NEOs, amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

Risk Assessment

The Committee reviews its compensation programs in order to help mitigate the effects of excessive risk-taking. Through a combination of incentive compensation that has a short and long-term focus, the Company tries to establish an appropriate balance between achieving short-term and long-term goals. In addition, the Committee utilizes multiple metrics to help ensure that there is not undue focus on any particular financial result to the detriment of other aspects of the business. Payout schedules related to the metrics are measured after the completion of the appropriate time horizon to help ensure a full assessment of the metric. Finally, in formulating and reviewing the executive compensation policies, the Committee considers whether the policy’s design encourages excessive risk-taking and attaches specific measurable objectives to the extent possible.

During 2018, the Company, consisting of a team from the Human Resources and Risk Management departments, conducted a comprehensive assessment of the compensation programs administered by the Company and each of its subsidiaries. These evaluations focused on potential risks inherent in the compensation programs. Having reviewed the extensive risk assessment conducted by the Company, the Committee determined that the compensation programs are not reasonably likely to have a material adverse effect upon the Company and do not encourage unnecessary or excessive risk.

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Compensation Discussion & Analysis

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Compensation Earnings ($) (3)	All Other Compensation (4)	Totals ($)	Totals Without Change in Pension Value and Nonqualified Compensation Earnings ($) (5)
Michael J. Renna President and Chief Executive Officer	2018	748,077	—	1,684,078	937,500	1,261,000	33,939	4,664,594	3,403,594
	2017	696,346	—	1,377,914	708,750	5,476,000	28,016	8,287,026	2,811,026
	2016	603,096	—	1,013,354	604,244	107,000	24,680	2,352,374	2,245,374
Stephen H. Clark Former Executive Vice President, SJI and President and Chief Operating Officer of South Jersey Energy Solutions and SJI Midstream and Former Chief Financial Officer	2018	421,827	—	421,472	369,513	1,557,000	29,024	2,798,836	1,241,836
	2017	409,038	—	403,533	301,350	1,320,000	25,007	2,458,928	1,138,928
	2016	383,789	—	322,436	255,833	1,116,000	23,323	2,101,381	985,381
David Robbins Sr. Vice President and President of SJI Utilities	2018	383,269	—	434,262	336,875	921,000	18,917	2,094,323	1,173,323
	2017	337,308	—	334,631	318,325	1,343,000	14,804	2,348,068	1,005,068
Kathleen A. McEndy Senior Vice President and Chief Administrative Officer	2018	370,577	—	364,729	300,510	717,000	32,916	1,785,732	1,068,732
	2017	358,846	—	301,174	253,800	329,000	26,569	1,269,389	940,389
	2016	328,961	—	276,367	237,600	286,000	23,925	1,152,853	866,853
Kenneth A. Lynch Sr. Vice President and Chief Accounting & Risk Officer and Principal Financial Officer	2018	308,654	—	262,115	231,750	1,564,000	22,891	2,389,410	825,410
Melissa J. Orsen Sr. Vice President and General Counsel	2018	277,731	—	246,002	261,000	0	11,703	796,436	796,436
(1)	Represents the full grant date fair value of awards in connection with the grants of performance-based restricted stock units (PBRSUs) and time-based restricted stock units (TBRSUs), calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. For 2018, these numbers represent $1,177,840 of PBRSUs and $506,238 of TBRSUs for Mr. Renna, $294,772 of PBRSUs and $126,700 of TBRSUs for Mr. Clark, $268,738 of PBRSUs and $165,524 of TBRSUs for Mr. Robbins, $220,098 of PBRSUs and $144,631 of TBRSUs for Ms. McEndy, $183,322 of PBRSUs and $78,793 of TBRSUs for Mr. Lynch, and $172,049 of PBRSUs and $73,953 of TBRSUs for Ms. Orsen. The fair value of PBRSU awards reflect the value of the award at the grant date based on the probable outcome of the performance conditions. The value of the 2018 PBRSU awards on the grant date at the maximum performance payout level, calculated by multiplying the maximum number of shares by the closing stock price of the Company’s common stock on the grant date are as follows: Mr. Renna $2,362,487; Mr. Clark $591,246; Mr. Robbins $539,030; Ms. McEndy $441,467; Mr. Lynch $367,702; and Ms. Orsen $345,092.
(2)	This amount represents the aggregate annual incentive awards paid out to each Named Executive with respect to 2016, 2017 and 2018 performance under the Company’s Annual Incentive Plan.
(3)	Amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit in the SERP and Retirement Plan for Employees of South Jersey Industries, Inc. The SERP covers officers of South Jersey Industries who became officers prior to April 30, 2016 once they have attained age 50. All of the NEOs are currently eligible for the SERP, except for Ms. Orsen since she joined the Company in 2018. Mr. Clark and Ms. McEndy both accepted the Early Retirement Incentive Program (“ERIP”) offered by the Company. Effective February 28, 2019, Mr. Clark retired from the position of Executive Vice President, SJI and President and Chief Operating Officer of South Jersey Energy Solutions and SJI Midstream. Ms. McEndy is currently employed at SJI and will retire by year end 2019. Under the ERIP, Mr. Clark and Ms.McEndy will receive a severance payment of 1x base salary and an enhanced SERP benefit as described in the Pension Benefits Table; Mr. Clark will receive an enhanced Retiree Medical benefit. In addition, Mr. Lynch has agreed to be separated from the Company, effective April 1, 2019, and will be entitled to certain severance benefits that includes an enhanced SERP as described in the Pension Benefits Table.
(4)	Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code, the value of group life insurance and other perquisites. The 2018 values for these items are listed in the “All Other Compensation Table” on page 41.
(5)	The Total Without Change in Pension Value and Nonqualified Compensation Earnings column reflects the amount reported in the Totals column, pursuant to SEC regulations minus the value reported in the Change in Pension Value and Nonqualified Compensation Earnings column. The amounts set forth in the Total Without Change in Pension Value and Nonqualified Compensation Earnings column may differ substantially from, and are not a substitute for, the amounts reported in the Totals column pursuant to SEC regulations. The change in pension value reported in the Change in Pension Value and Nonqualified Compensation Earnings column is dependent on a number of external variables, such as assumptions on life expectancy and interest rates, which are not reflective of Company performance and are outside of the Committee’s control. Further, the number shown for Mr. Renna in the Change in Pension Value and Nonqualified Compensation Earnings column for 2017 is reflective of his entering the SERP upon turning 50 in 2017. As a result, this number reflects the accumulation of his SERP benefit earned based on all of his service from his original hire date (20 years). Going forward, the number shown in the Change in Pension Value and Nonqualified Compensation Earnings column each year will reflect only one year of service. Therefore, we believe that including Mr. Renna’s year-over-year change in pension value is not representative of the compensation he received in 2017 and that the Total Without Change in Pension Value and Nonqualified Compensation Earnings column is more representative of 2017 compensation for Mr. Renna and the other NEOs.

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Compensation Discussion & Analysis

All Other Compensation

As of Fiscal Year End 2018

	Michael J. Renna	Stephen H. Clark	David Robbins	Kathleen A. McEndy	Kenneth A. Lynch	Melissa J. Orsen
401(k) Plan	$6,962	$7,953	$4,835	$9,250	$9,135	$0
401(k) Reimbursement	$12,790	$4,171	$2,019	$3,554	$1,154	$0
Group Life Insurance	$3,972	$6,438	$3,663	$10,359	$1,568	$538
Perquisites(a)	$10,215	$10,462	$8,400	$9,753	$11,034	$11,165
Total Value	$33,939	$29,024	$18,917	$32,916	$22,891	$11,703
(a)	The amounts of the perquisites reflect the value of the Company-provided automobile for each NEO and the value of the SJI Medical Waiver for Ms. Orsen.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to the Named Executive Officers during the year ended December 31, 2018.

Grants of Plan-Based Awards - 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Renna	1/1/2018	(5)	375,000	750,000	1,125,000	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	18,912	37,824	75,648	—	—	1,177,840
	1/1/2018	(7)	—	—	—	—	—	—	16,210	—	506,238
Stephen H. Clark	1/1/2018	(5)	147,805	295,610	443,415	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	4,733	9,466	18,932	—	—	294,772
	1/1/2018	(7)	—	—	—	—	—	—	4,057	—	126,700
David Robbins	1/1/2018	(5)	134,750	269,500	404,250	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	4,315	8,630	17,260	—	—	268,738
	1/1/2018	(7)	—	—	—	—	—	—	3,698	—	115,489
	6/7/2018	(8)	—	—	—	—	—	—	1,532	—	50,035
Kathleen A. McEndy	1/1/2018	(5)	111,300	222,600	333,900	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	3,534	7,068	14,136	—	—	220,098
	1/1/2018	(7)	—	—	—	—	—	—	3,029	—	94,596
	6/7/2018	(8)	—	—	—	—	—	—	1,532	—	50,035
Kenneth A. Lynch	1/1/2018	(5)	92,700	185,400	278,100	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	2,944	5,887	11,774	—	—	183,322
	1/1/2018	(7)	—	—	—	—	—	—	2,523	—	78,793
Melissa J. Orsen	1/1/2018	(5)	87,000	174,000	261,000	—	—	—	—	—	—
	1/1/2018	(6)	—	—	—	2,763	5,525	11,050	—	—	172,049
	1/1/2018	(7)	—	—	—	—	—	—	2,368	—	73,953
(1)	Amounts represent potential cash awards payable to our NEOs determined by the level of performance achieved against the 2018 goals. Actual cash awards paid to our NEOs for 2018 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Represents the possible payout of shares of the performance-based restricted stock unit grants to each NEO.
(3)	Represents the time-based restricted stock unit grants to each NEO
(4)	Represents the full grant date fair value of the grants of restricted stock units calculated in accordance with FASB ASC Topic 718. See Footnote 2 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.
(5)	Represents potential payouts under the 2018 Annual Incentive Plan
(6)	Represents performance-based restricted stock unit grants with a performance period from 2018-2020. The Compensation Committee approved the compensation and equity program on November 17, 2017.
(7)	Represents standard time-based restricted stock unit grants subject to the participant remaining employed. The Compensation Committee approved the compensation and equity program on November 17, 2017.
(8)	Represents time-based restricted stock units granted as one-time recognition awards subject to the participant remaining employed.

South Jersey Industries, Inc. - 2019 Proxy Statement |	41

Compensation Discussion & Analysis

Equity Awards

The following table sets forth certain information concerning outstanding restricted stock unit awards for the Named Executive Officers as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End - 2018
Stock Awards

Name	Year		Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael J. Renna	2018	(4)		—	37,824	1,051,507
	2018	(5)	16,210	450,638	—	—
	2017	(6)	—	—	29,089	808,674
	2017	(7)	8,311	231,046	—	—
	2016	(8)	—	—	30,610	850,958
	2016	(9)	4,373	121,569	—	—
Stephen H. Clark	2018	(4)	—	—	9,466	263,155
	2018	(5)	4,057	112,785	—	—
	2017	(6)	—	—	8,519	236,828
	2017	(7)	2,434	67,665	—	—
	2016	(8)	—	—	9,740	270,772
	2016	(9)	1,392	38,698	—	—
David Robbins	2018	(4)	—	—	8,630	239,914
	2018	(5)	3,698	102,804	—	—
	2018	(10)	1,021	28,384	—	—
	2017	(6)	—	—	7,064	196,379
	2017	(7)	2,019	56,128	—	—
	2016	(8)	—	—	8,036	223,401
	2016	(9)	1,148	31,914	—	—
Kathleen A. McEndy	2018	(4)	—	—	7,068	196,490
	2018	(5)	3,029	84,206	—	—
	2018	(10)	1,021	28,384	—	—
	2017	(6)	—	—	6,358	176,752
	2017	(7)	1,817	50,513	—	—
	2016	(8)	—	—	8,348	232,074
	2016	(9)	1,192	33,138	—	—
Kenneth A. Lynch	2018	(4)	—	—	5,887	163,659
	2018	(5)	2,523	70,139	—	—
	2017	(6)	—	—	5,298	147,284
	2017	(7)	1,514	42,089	—	—
	2016	(8)	—	—	6,830	189,874
	2016	(9)	975	27,105	—	—
Melissa J. Orsen	2018	(4)	—	—	5,525	153,595
	2018	(5)	2,368	65,830	—	—

42	| South Jersey Industries, Inc. - 2019 Proxy Statement

Compensation Discussion & Analysis

(1)	Represents grants of time-based restricted stock units.
(2)	Market value of Company common stock at December 31, 2018 was $27.80 and was used to calculate market value.
(3)	Represents grants of performance-based restricted stock units at target performance. Actual awards could range from 50 percent to 200 percent of target performance, with 0 percent payout for below threshold performance.
(4)	These awards consist of performance-based restricted stock units that would vest in March 2021 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.
(5)	These awards consist of time-based restricted stock units. The awards will vest in three installments in March 2019, January 2020 and January 2021.
(6)	These awards consist of performance-based restricted stock units that would vest in March 2020 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied
(7)	These awards consist of time-based restricted stock units with a 1-year performance condition. The performance criteria has been satisfied, and the awards will vest in three equal installments with the first portion having vested in March 2018, and the remaining portions to vest in January 2019 and January 2020.
(8)	These awards consist of performance-based restricted stock units that would vest in March 2019 if the performance criteria are satisfied. The number of shares is shown at target assuming the performance criteria are satisfied.
(9)	These awards consist of time-based restricted stock units with a 1-year performance condition. The performance criteria has been satisfied, and the awards will vest in three equal installments with the first two portions having vested in March 2017 and January 2018, and the remaining portion to vest in January 2019.
(10)	These awards consist of time-based restricted stock units. The awards will vest in three equal installments with the first portion having vested in June 2018 and the two remaining portions to vest in June 2019 and June 2020.

Stock Vesting - 2018

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executive Officers during the year ended December 31, 2018. No options are outstanding, and none were exercised by the NEOs during the year ended December 31, 2018. The number of shares acquired on vesting shown below includes accrued dividends on vested shares.

Stock Vested – 2018 Stock Awards

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Michael J. Renna	15,949	457,876
Stephen H. Clark	4,839	139,201
David Robbins	4,160	120,644
Kathleen A. McEndy	4,523	131,348
Kenneth A. Lynch	2,851	82,371
Melissa J. Orsen	0	0
(1)	This column represents the portion of the time-based restricted stock unit awards granted in 2015 that vested on January 1, 2018, the portion of the time-based restricted stock unit awards granted in 2016 that vested on January 1, 2018, the portion of the time-based restricted stock units granted in 2017 that vested on March 1, 2018, and the performance-based restricted stock unit awards granted in 2015 that vested on March 1, 2018 based on performance from 2015 to 2017. This column also includes the portion of the 2018 one-time recognition awards granted to Mr. Robbins and Ms. McEndy, that vested on June 7, 2018.
(2)	The dollar value is calculated by multiplying the number of shares that vested by the market value of the Company’s common stock on the respective vesting date. The closing prices on the vesting dates of January 1, 2018, March 1, 2018, and June 7, 2018 were $31.23, $26.32, and $30.50, respectively.

South Jersey Industries, Inc. - 2019 Proxy Statement |	43

Compensation Discussion & Analysis

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Michael J. Renna	Retirement Plan for Employees of SJI	20	$653,000	$0
	SJI Supplemental Executive Retirement Plan	21	$6,627,000	$0
Stephen H. Clark	Retirement Plan for Employees of SJI	21	$1,010,000	$0
	SJI Supplemental Executive Retirement Plan	25	$5,136,000	$0
David Robbins	Retirement Plan for Employees of SJI	22	$928,000	$0
	SJI Supplemental Executive Retirement Plan	23	$3,393,000	$0
Kathleen A. McEndy	Retirement Plan for Employees of SJI
	SJI Supplemental Executive Retirement Plan	9	$1,944,000	$0
Kenneth A. Lynch	Retirement Plan for Employees of SJI
	SJI Supplemental Executive Retirement Plan	19	$3,119,000	$0
Melissa J. Orsen	Retirement Plan for Employees of SJI
	SJI Supplemental Executive Retirement Plan	N/A	NA	NA
(1)	Employees who became an officer prior to April 30, 2016 will be eligible for the South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) once they have attained age 50. A participant is eligible for a normal retirement benefit under the SERP after having attained age 60. We base the normal retirement benefit on two percent of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5 percent of final average compensation. “Final average compensation” is the average of the participant’s base pay plus annual incentive award for the highest three years in the final six years of employment. A participant is eligible for an early retirement benefit under the SERP after having attained age 55. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year. The SERP benefit for officers hired on or after July 1, 2003 reflects a reduction for the annuity equivalent of the employer provided benefit under the Company’s 401(k) Plan. The SERP’s normal form of payment is a life annuity with six years guaranteed.
(2)	The Retirement Plan for Employees of South Jersey Industries, Inc. (the “Retirement Plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003. Eligibility for the Retirement Plan for Employees of SJI began after one year of service. The plan defines Normal Retirement Age as age 65. A Participant is eligible for a non-reduced benefit under the Retirement Plan after having attained age 60 with 5 years of service. We base the normal retirement benefit on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5 percent per year thereafter, and (b) 1.00 percent of the participant’s “final average compensation” plus 0.35 percent of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay plus commissions for the highest three years of the final six years of employment immediately preceding retirement, as defined by the plan. A participant is eligible for an early retirement benefit under the Retirement Plan after having attained age 55 and completed five years of service. A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2 percent per year prior to age 60. The Retirement Plan’s normal form of payment is a life annuity with six years guaranteed.
(3)	We base present values for participants on a 4.39 percent discount rate and RP-2018 base tables with MP-2018 generational projection scale (postretirement only), and no preretirement decrements. South Jersey Industries granted Mr. Clark, Ms. McEndy and Mr. Lynch an additional 3 years of service and age under the SERP. The increase in the present value of accumulated benefit due to this additional service and age is $672,000 for Mr. Clark, $527,000 for Ms. McEndy, and $1,296,000 for Mr. Lynch.

44	| South Jersey Industries, Inc. - 2019 Proxy Statement

Compensation Discussion & Analysis

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan and Non-Qualified Deferred Compensation Plan. The Restricted Stock Deferral Plan permits the deferral of fully vested restricted stock units earned by the Company’s NEOs pursuant to previously issued performance-based, restricted stock unit grants. The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Beginning July 2017, the company implemented a Non-Qualified Deferred Compensation Plan which offers NEOs and other highly compensated employees the ability to defer pretax base compensation and AIP awards in excess of the maximum benefits that may be provided under the Saving Plan as a result of limits imposed by the Code. Generally, NEOs may elect to defer up to 75 percent of salary and up to 100 percent of AIP. Deferral elections are made annually by eligible participants in respect to compensation to be earned for the following year.

Name	Plan Name	Executive Contribution in Last FY($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals Distribution ($)	Aggregate Balance in Last FYE ($)
Michael J. Renna	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Stephen H. Clark	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
David Robbins	Restricted Stock Deferral Plan	36,613	(1)		3,707	(2)		103,012	(3)
Non-Qualified Deferred Compensation plan
Kathleen A. McEndy(4)	Restricted Stock Deferral Plan
	Non-Qualified Deferred Compensation plan	150,255	(4)		1,673	(5)		278,828	(6)
Kenneth A. Lynch	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
Melissa J. Orsen	Restricted Stock Deferral Plan
Non-Qualified Deferred Compensation plan
(1)	The amounts for the Restricted Stock Deferral plan represent the market value of vested shares of previously restricted stock deferred by the NEOs calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2018, which was $27.80
(2)	The amounts for the Restricted Stock Deferral plan represent dividends paid on the deferred common stock. These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.
(3)	The amounts for the Restricted Stock Deferral represent the market value of vested shares of previously restricted stock deferred by the NEO. The Company has, in previous years, disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.
(4)	The entire amount reported in this column is included within the amount reported in the 2018 Summary Compensation Table under Non-Equity Incentive Plan Compensation column for Ms. McEndy.
(5)	The amount reported in this column represents interest earned on the executive contributions and are not reported in the 2018 Summary Compensation Table.
(6)	Ms. McEndy received an AIP award of $253,800 in fiscal year 2017, which was included in the amount disclosed in the 2017 Summary Compensation Table under Non-Equity Incentive Plan Compensation column in last year’s proxy statement. Ms. McEndy deferred $126,900 of such fiscal year 2017 AIP award, which was half of the total 2017 AIP award, and such amount was omitted from the Nonqualified Deferred Compensation Table in last year’s proxy statement but is now included in the Aggregate Balance in Last FYE column above for the Non-Qualified Deferred Compensation plan.

South Jersey Industries, Inc. - 2019 Proxy Statement |	45

Compensation Discussion & Analysis

Change in Control Agreements and Other Potential Post-Employment Payments

All Named Executive Officers are party to a Change in Control Agreement (“CIC Agreement”) that provides for severance benefits upon a qualifying termination following a change in control. A summary of the CIC Agreement terms are set below:

•	Severance is payable upon an involuntary termination without cause by the Company or resignation for good reason by the NEO within 1 year following a change in control. No severance is payable under the CIC agreement upon an involuntary termination without a change in control;
•	Severance equals two times (three times for the CEO) base salary and average annual incentive award for the three fiscal years immediately preceding the date of termination, along with the reimbursement of COBRA coverage costs for the applicable two-or three-year period, less the employee contribution rate;
•	NEOs are also entitled to receive a pro-rated annual incentive payment at target for the fiscal year in which the termination occurs; and
•	Accelerated vesting of all time-based equity awards and vesting of performance-based equity awards only to the extent provided in the award agreement evidencing the performance-based award.
•	In addition to the CIC Agreements, all Named Executive Officers participate in the South Jersey Industries, Inc. Officer Severance Plan effective January 1, 2013 (the “Officer Severance Plan”) that provides for the following benefits upon an involuntary termination without cause by the Company or resignation for good reason by the NEO, absent a change in control:
•	A lump sum cash payment equal to one times annual base salary;
•	A monthly reimbursement of the COBRA premium cost for the NEOs and their dependents (where applicable) for 12 months, less the required employee contribution rate, provided that the NEOs are eligible for and timely elect COBRA continuation coverage; and
•	Accelerated vesting of all time-based equity awards while performance-based awards vest only to the extent provided in the award agreement evidencing the performance-based awards.

46	| South Jersey Industries, Inc. - 2019 Proxy Statement

Compensation Discussion & Analysis

Below is an estimate of the amounts payable to each NEO assuming various termination of employment scenarios on December 31, 2018.

Termination
As of Fiscal Year End 2018

Executive Benefits and Payments Upon Termination	Retirement ($)	Termination by the Company for Cause ($)	Termination by the NEO for Good Reason or by the Company without Cause following a CIC ($)	Termination by the NEO for Good Reason or by the Company without Cause without a CIC ($)
Michael J. Renna
Cash Compensation	0	0	4,520,536	781,368
Equity Compensation	0	0	3,514,393	803,253
Total Compensation	0	0	8,034,929	1,584,622
Stephen H. Clark*
Cash Compensation	662,921	n/a	n/a	n/a
Equity Compensation	295,840	n/a	n/a	n/a
Total Compensation	958,761	n/a	n/a	n/a
David Robbins Jr.
Cash Compensation	0	0	1,467,053	416,368
Equity Compensation	474,073	0	878,925	219,231
Total Compensation	474,073	0	2,345,978	635,599
Kathleen A. McEndy
Cash Compensation	0	0	1,411,694	397,747
Equity Compensation	250,895	0	801,557	196,240
Total Compensation	250,895	0	2,213,252	593,987
Kenneth A. Lynch
Cash Compensation	0	0	1,142,837	340,368
Equity Compensation	0	0	640,151	139,334
Total Compensation	0	0	1,782,987	479,702
Melissa J. Orsen
Cash Compensation	0	0	754,000	290,000
Equity Compensation	0	0	219,425	65,830
Total Compensation	0	0	973,425	355,830

South Jersey Industries, Inc. - 2019 Proxy Statement |	47

Compensation Discussion & Analysis

Below is a description of the additional assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2018:

Retirement

NEOs are entitled to pro-rated vesting of PBRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRSU awards upon retirement, based on the applicable 3-year vesting period and achievement of the performance condition for 2016/2017. The amounts for Mr. Robbins represent the pro-rated value of outstanding shares from the 2016, 2017 and 2018 PBRSU awards based on target level performance, and the pro-rated value of the 2016, 2017 and 2018 TBRSU awards. The 2016 PBRSU awards have been included based on actual performance. The amounts for Ms. McEndy represent the pro-rated value of outstanding shares from the 2017 and 2018 PBRSU awards based on target level performance, and the pro-rated value of the 2017 and 2018 TBRSU awards, per the award agreement. The amounts for Mr. Robbins and Ms. McEndy also include the pro-rated value of the 2018 one-time recognition awards.

*	Mr. Clark accepted the Early Retirement Incentive Program (“ERIP”) offered by the Company and retired from the position of Executive Vice President, SJI and President and Chief Operating Officer of South Jersey Energy Solutions and SJI

Midstream effective February 28, 2019. Under the ERIP, Mr. Clark received a severance payment of 1x base salary, an enhanced SERP benefit as described in the Pension Benefits Table, and an enhanced Retiree Medical benefit.

In connection with his retirement, Mr. Clark was also entitled to (i) a pro-rated payout of his 2019 Annual Incentive Plan award based on actual performance (shown above based on target performance), (ii) his company car, phone, and computer, with an aggregate fair market value of $28,696, and (iii) a pro-rated payout of all outstanding shares of restricted stock, based on his service during the applicable performance period and the actual performance achieved. Assuming a pro-rated payout at target level for the 2017 and 2018 outstanding PBRS awards, a pro-rated payout for the 2017 and 2018 TBRS awards, and using the market value of the Company’s common stock as of February 28, 2019 of $28.95, the value of the outstanding restricted stock awards would be $295,840. Mr. Clark is also entitled to certain pension benefits as described under the Pension Benefits Table.

Change in Control (CIC)

A change in control generally means any of the following:

•	consummation of a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not own 50 percent or more of the shares of the surviving corporation;
•	sale or other disposition of substantially all of the assets of the Company;
•	election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or
•	the acquisition by any person(s) of 30 percent or more of the stock of SJI having general voting rights in the election of directors

Section 280G Modified Cutback

Termination Following a Change in Control (Good Reason or Without Cause) – The CIC Agreements include a modified cutback if any payments under the agreements (including any other agreements) would otherwise constitute a parachute payment under Section 280G of the Code so that the payments will be limited to the greater of (i) the dollar amount which can be paid to the NEO without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

Equity Compensation

Retirement – NEOs are entitled to pro-rated vesting of PBRSUs upon retirement, based on the applicable 3-year performance period and actual performance. NEOs are also entitled to pro-rated vesting of TBRSU awards upon retirement, based on the applicable 3-year vesting period (and achievement of the performance condition for 2016 and 2017 awards). The amounts for Mr. Robbins represent the pro-rated value of outstanding shares from the 2016, 2017 and 2018 PBRSU awards based on target level performance, and the pro-rated value of the 2016, 2017 and 2018 TBRSU awards. The 2016 PBRSU awards have been included based on actual performance. The amounts for Ms. McEndy represent the pro-rated value of outstanding shares from the 2017 and 2018 PBRSU awards based on target level performance, and the pro-rated value of the 2017 and 2018 TBRSU awards, per the award agreement. The amounts for Mr. Robbins and Ms. McEndy also include the pro-rated value of the 2018 one-time recognition awards.

Change in Control – Upon a qualifying termination following a change in control, the award agreements currently provide that all unvested PBRSU awards that are outstanding vest and pay at target level performance. TBRSU awards that are outstanding will fully vest. A qualifying termination includes an involuntary termination without cause by the Company or a resignation for good reason by the NEO, each following a change in control. The amounts disclosed represent the value of outstanding 2016, 2017 and 2018 PBRSU awards based on target level of performance and the value of 2016, 2017 and 2018 TBRSU awards, as well as the value of the 2018 one-time recognition awards.

Termination Without a Change in Control – Under the Officer Severance Plan, upon an NEO’s qualifying termination, TBRSU awards that are outstanding will fully vest. PBRSU awards that are outstanding are forfeited, in accordance with the terms of the award agreements. A qualifying termination includes an involuntary termination without cause for the Company or a resignation for good reason by the NEO, absent a change in control.

Stock Price – Assumed to be $27.80 based on the market value of the Company’s common stock as of December 31, 2018.

48	| South Jersey Industries, Inc. - 2019 Proxy Statement

Compensation Discussion & Analysis

CEO Pay Ratio

The ratio of our CEO’s compensation to our median employee’s compensation was calculated as required by the SEC pursuant to Item 402(u) of Regulation S-K. The SEC rules allow companies to omit the employees of a newly-acquired entity from their pay ratio calculation for the fiscal year in which the acquisition occurs. As a result, when calculating our 2018 pay ratio, we excluded 355 employees added in 2018 as part of our acquisition of Elizabethtown Gas/Elkton Gas. We used the same median employee as identified in our calculation of the 2017 pay ratio, as we determined there was no other significant change in our employee population. As disclosed last year, we determined our median employee based on 2017 W-2 gross earnings for all individuals who were employed by the Company as of December 31, 2017, excluding our CEO. This included all full-time and part-time employees of the Company aside from the CEO. Compensation was annualized for employees hired or on leaves of absence during the year. Consistent with the applicable rules we used reasonable estimates in the methodology used to identify our median employee.

We calculated the median employee’s total 2018 compensation in the same way as calculated for our NEOs in the Summary Compensation Table included in this Proxy Statement. Calculated in this manner, our median employee compensation was $93,202. Our CEO’s total 2018 compensation, as set forth in the Summary Compensation Table was $4,664,594. Therefore, our CEO to median employee pay ratio was 50 to 1.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2018 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, restricted stock units, options or other rights to acquire shares may be made from time to time.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (1)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (2)	422,683	—	1,882,310
Equity compensation plans not approved by security holders	—	—	—
Total 2015 Omnibus Equity Compensation Plan	422,683	—	1,882,310
(1)	Only restricted stock units have been issued. The restricted stock units are issuable for no additional consideration, and therefore, the shares are not included in the calculation of weighted average exercise price.
(2)	These plans include those used to make awards of performance-based and time-based restricted stock units to the Company’s Officers and restricted stock to the Directors under the 2015 Omnibus Equity Compensation Plan.

South Jersey Industries, Inc. - 2019 Proxy Statement |	49

FINANCIAL

2018 Annual Report and Financial Information

A copy of the Company’s 2018 Annual Report accompanies this proxy statement. The 2018 Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its 2018 Annual Report. Requests for this report should be directed to Edythe Nipper, Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

By Order of the Board of Directors,

Corporate Secretary
March 15, 2019

50	| South Jersey Industries, Inc. - 2019 Proxy Statement

Annex A – Non-GAAP Measures

Reconciliation of Non-GAAP Measures (Unaudited)
Economic Earnings and Economic Earnings per share

We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	2018	2017	2016
Income (Loss) from Continuing Operations	$17,903	$(3,404)	$119,061
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(35,846)	14,226	(27,550)
Realized Losses on Inventory Injection Hedges	—	332	683
Loss on Property, Plant and Equipment (A)	105,280	91,299	—
Net Losses from Legal Proceedings (B)	5,910	56,075	—
Acquisition/Sale Costs (C)	34,674	19,564	—
Customer Credits (D)	15,333	—	—
ERIP and OPEB (E)	6,733	—	—
Other (F)	—	2,227	(165)
Income Taxes (G)	(33,753)	(70,834)	10,813
Additional Tax Adjustments (H)	—	(11,420)	—
Economic Earnings	$116,234	$98,065	$102,842
Earnings (Loss) per Share from Continuing Operations	$0.21	$(0.04)	$1.56
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(0.42)	0.18	(0.36)
Realized Losses on Inventory Injection Hedges	—	—	0.01
Loss on Property, Plant and Equipment (A)	1.24	1.14	—
Net Losses from Legal Proceedings (B)	0.07	0.70	—
Acquisition/Sale Costs (C)	0.41	0.25	—
Customer Credits (D)	0.18	—	—
ERIP and OPEB (E)	0.08	—	—
Other (F)	—	0.03	—
Income Taxes (G)	(0.39)	(0.89)	0.13
Additional Tax Adjustments (H)	—	(0.14)	—
Economic Earnings per Share	$1.38	$1.23	$1.34
(A)	Represents impairment charges taken in 2018 on solar generating facilities (which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets) along with Landfill Gas to Energy (LFGTE) assets (which was primarily driven by the remaining carrying value of these assets no longer being recoverable. Also represents impairment charges taken in 2017 on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.
(B)	Represents net losses from three separate legal proceedings: (a) charges in 2017 and 2018, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a charge in 2017, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a gain taken in 2017 resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period.

South Jersey Industries, Inc. - 2019 Proxy Statement |	51

(C)	Represents costs incurred on the agreement to acquire the assets of ETG and ELK, including legal, consulting and other professional fees. Also included here are costs incurred on the sale of solar and SJE assets, partially offset by gains recorded on the sale of solar assets.
(D)	Represents credits to ETG and ELK customers that were required as part of the Acquisition.
(E)	Represents costs incurred on the Company's Early Retirement Incentive Plan (ERIP) as well as the benefit of amending the Company's Other Postretirement Benefit Plan (OPEB).
(F)	Included in this amount are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (AOCL). SJI reclassified this amount from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. Also included is additional depreciation expense within Economic Earnings on a solar generating facility where an impairment charge was recorded in the past, which reduced the depreciable basis and recurring depreciation expense, and the related reduction in depreciation expense was added back in prior years.
(G)	Determined using a combined average statutory tax rate of approximately 25%, 39% and 40% for 2018, 2017 and 2016, respectively.
(H)	Represents one-time tax adjustments, most notably for the Tax Cuts and Jobs Act.

52	| South Jersey Industries, Inc. - 2019 Proxy Statement

OUR MISSION is to provide safe, reliable, affordable energy services, ensuring the safety of our employees, customers and the communities we serve while also delivering value for our shareholders.

SJI

Please note the meeting location!

Directions to Hard Rock Hotel & Casino Atlantic City
for the Annual Meeting of Shareholders

Hard Rock Hotel & Casino Atlantic City, Brighton Ballroom,
1000 Boardwalk, Atlantic City, New Jersey

 8:15 a.m. - doors will open to shareholders for continental breakfast
 9:00 a.m. - meeting begins
10:00 a.m. - meeting adjourns

Admission to the Meeting:

Attendance at the Annual Meeting will be limited to shareholders as of the record date, their authorized representatives and guests of SJI. Guests of shareholders will not be admitted unless they are also shareholders as of the record date. If you plan to attend the meeting in person, you will need an admission ticket and a valid government issued photo ID to enter the meeting. For shareholders of record, an admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, please bring your account statement as that will serve as your ticket.

Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting. Photographs taken by South Jersey Industries at the 2019 Annual Shareholders’ Meeting may be used by South Jersey Industries. By attending the 2019 Annual Shareholders’ Meeting, you will be agreeing to South Jersey Industries’ use of those photographs and waive any claim or rights with respect to those photographs and their use.

Directions to Hard Rock Hotel & Casino Atlantic City

From Philadelphia

Cross the Benjamin Franklin Bridge or Walt Whitman Bridge and follow the North-South Freeway (Route 42) to the Atlantic City Expressway. At the base of the Atlantic City Expressway, turn left onto Arctic Avenue. Continue to Virginia Avenue. Turn right onto Virgina Avenue to Hard Rock Hotel & Casino Atlantic City.

From New York

Take the New Jersey Turnpike to the Garden State Parkway (Exit 11). Proceed south on the Parkway to Exit 38 (Atlantic City Expressway). Take Atlantic City Expressway (East). At the base of the Atlantic City Expressway, turn left onto Arctic Avenue. Continue to Virginia Avenue. Turn right onto Virginia Avenue to Hard Rock Hotel & Casino Atlantic City.

From Baltimore/Washington D.C.

Take I-95 North across the Delaware Memorial Bridge and follow Route 40 East to the Atlantic City Expressway. Take Atlantic City Expressway (East). At the base of the Atlantic City Expressway, turn left onto Arctic Avenue. Continue to Virginia Avenue. Turn right onto Virginia Avenue to Hard Rock Hotel & Casino Atlantic City.

SJI

1 South Jersey Plaza
Folsom, NJ 08037
609.561.9000
sjindustries.com

SOUTH JERSEY INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. For shares held in the 401(k) Plan, vote by 11:59 P.M. ET on April 23, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. For shares held in the 401(k) Plan, vote by 11:59 P.M. ET on April 23, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E64075-P19041 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTH JERSEY INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect ten Directors (term expiring 2020).

Nominees:	**For**	**Against**	**Abstain**
1a. Sarah M. Barpoulis	☐	☐	☐
1b. Thomas A. Bracken	☐	☐	☐
1c. Keith S. Campbell	☐	☐	☐
1d. Victor A. Fortkiewicz	☐	☐	☐
1e. Sheila Hartnett-Devlin, CFA	☐	☐	☐
1f. Walter M. Higgins III	☐	☐	☐
1g. Sunita Holzer	☐	☐	☐
1h. Michael J. Renna	☐	☐	☐
1i. Joseph M. Rigby	☐	☐	☐
1j. Frank L. Sims	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Approval, on an advisory basis, of executive compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket

2019 Annual Meeting
Friday, April 26, 2019 at 9:00 AM Eastern Time
Hard Rock Hotel & Casino
Brighton Ballroom, 1000 Boardwalk, Atlantic City, NJ 08401

The top portion of this proxy card is your admission ticket for entry into the Annual Meeting of Shareholders.

DIRECTIONS TO HARD ROCK HOTEL & CASINO ATLANTIC CITY

E64076-P19041

SOUTH JERSEY INDUSTRIES, INC.
Annual Meeting of Shareholders
April 26, 2019 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael J. Renna and Edythe Nipper, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SOUTH JERSEY INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on Friday, April 26, 2019, at Hard Rock Hotel & Casino, Brighton Ballroom, 1000 Boardwalk, Atlantic City, NJ 08401, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side